Exhibit (a)(1)(A)
Offer to Purchase
All Outstanding Shares of Common Stock
of
TETRAPHASE PHARMACEUTICALS, INC.
At

$2.00 per Share in Cash, Plus One Non-Transferable Contractual Contingent Value Right
(“CVR”) for Each Share, which Represents the Right to Receive One or More Payments in
Cash, Currently Estimated to Be up to Approximately $1.48 Per CVR, Contingent upon the Achievement of Certain Milestones
and Assuming the Anticipated Maximum Number of CVRs Are Issued
by
TTP MERGER SUB, INC.
a wholly owned subsidiary of
LA JOLLA PHARMACEUTICAL COMPANY
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M. EASTERN TIME ON JULY 27, 2020, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
TTP Merger Sub, Inc., a Delaware corporation (“Purchaser”), is offering to purchase (the “Offer”) all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Tetraphase Pharmaceuticals, Inc., a Delaware corporation (“Tetraphase”), at a price per Share of $2.00, to the holder in cash, without interest, and less any applicable withholding taxes (the “Cash Amount”), plus one non-transferable contractual contingent value right per Share (each, a “CVR,” and each CVR together with the Cash Amount, the “Offer Price”), which CVR represents the right to receive one or more payments in cash, currently estimated to be up to approximately $1.48 per CVR, assuming the anticipated maximum number of CVRs are issued and contingent upon the achievement of certain milestones upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”). Following the consummation of the Offer, holders of CVRs may receive, following December 31, 2021, a combination of $0.23, $0.42 and $0.83 per CVR if Milestone 1, Milestone 2 or Milestone 3 (each as defined below), respectively, are achieved. These figures assume the maximum anticipated number of CVRs are issued. It is currently anticipated that up to an aggregate of 10,794,652 CVRs will be issued, representing CVRs to be issued as part of the consideration for each of the issued and outstanding Shares, each outstanding Tetraphase restricted stock unit, each outstanding Tetraphase performance-vested restricted stock unit and certain outstanding pre-funded warrants of Tetraphase. The maximum amount that may be paid upon achievement of any or all of the Milestones is $16.0 million. The Milestones relate to certain “Net Sales” milestones of Tetraphase’s XERAVA product; see Section 11 - “Purpose of the Offer and Plans for Tetraphase; Summary of the Merger Agreement and Certain Other Agreements.” Purchaser is a wholly owned subsidiary of La Jolla Pharmaceutical Company (“La Jolla”), a California corporation. La Jolla is a publicly traded corporation with a class of stock listed on the Nasdaq Capital Market under the trading symbol “LJPC.” The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 24, 2020 (together with any amendments or supplements thereto, the “Merger Agreement”), among Tetraphase, La Jolla and Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Tetraphase, without a meeting of the Tetraphase stockholders in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and Tetraphase will be the surviving corporation and a wholly owned subsidiary of La Jolla (such corporation, the “Surviving Corporation” and such merger, the “Merger”). The date and time at which the Merger becomes effective is referred to as the “Effective Time.” La Jolla will enter into a Contingent Value Rights Agreement (the “CVR Agreement”) with a rights agent agreeable to each of La Jolla and Tetraphase, governing the terms of the CVRs. Certain obligations of La Jolla under the Merger Agreement and the CVR Agreement have been guaranteed by Tang Capital

Partners, LP, a Delaware limited partnership (“TCP”), pursuant to a guarantee agreement, dated as of June 24, 2020, subject to the terms and conditions set forth therein (the “Guarantee Agreement”). At the Effective Time, all then outstanding Shares (other than: (i) Shares held by Tetraphase (or held in the treasury of Tetraphase); (ii) Shares held by La Jolla, Purchaser or any other direct or indirect wholly owned subsidiary of La Jolla; and (iii) Shares held by stockholders who have properly exercised and perfected their demands for appraisal of such Shares in accordance with the DGCL and have neither withdrawn nor lost such rights prior to the Effective Time) will be converted into the right to receive consideration equal to the Offer Price, without interest, and subject to any applicable withholding of taxes.
After careful consideration, the Tetraphase board of directors has unanimously: (i) determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby (collectively, the “Transactions”), on the terms and subject to the conditions set forth in the Merger Agreement, are advisable and in the best interests of Tetraphase and its stockholders and that the Offer, the Merger and the terms and conditions of the Merger Agreement are fair to Tetraphase and Tetraphase’s stockholders; (ii) declared it advisable for Tetraphase to enter into the Merger Agreement; (iii) approved the execution, delivery and performance by Tetraphase of the Merger Agreement and any other agreements and instruments related to the Merger Agreement that are deemed necessary or appropriate by certain executive officers of Tetraphase and the consummation of the Transactions; (iv) resolved that the Merger shall be effected under Section 251(h) of the DGCL; and (v) resolved to recommend that the stockholders of Tetraphase accept the Offer and tender their Shares pursuant to the Offer, in each case on the terms and subject to the conditions set forth in the Merger Agreement.
There is no financing condition to the Offer. The Offer is subject to various conditions. See Section 13 - “Conditions of the Offer.” A summary of the principal terms of the Offer appears on pages 1 through 10 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares.
June 29, 2020

IMPORTANT
If you desire to tender all or any portion of your Shares to us pursuant to the Offer, you should either: (i) if you hold your Shares directly as the registered owner, complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal and any other required documents to Broadridge Corporate Issuer Solutions, Inc. (the “Depositary and Paying Agent”), and either deliver the certificates for your Shares to the Depositary and Paying Agent along with the Letter of Transmittal or tender your Shares by book-entry transfer by following the procedures described in Section 3 - “Procedures for Tendering Shares” of this Offer to Purchase, in each case prior to the expiration of the Offer; or (ii) if you hold your Shares in “street name,” request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact that institution in order to tender your Shares to us pursuant to the Offer.
If you desire to tender your Shares to us pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or you cannot deliver all required documents to the Depositary and Paying Agent prior to the expiration of the Offer, you may tender your Shares to us pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3 - “Procedures for Tendering Shares” of this Offer to Purchase.
* * *
Questions and requests for assistance may be directed to Broadridge Corporate Issuer Solutions, Inc. (the “Information Agent”) at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.
This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making any decision with respect to the Offer.

i

SUMMARY TERM SHEET
TTP Merger Sub, Inc., a recently formed Delaware corporation (“Purchaser”) and a wholly owned subsidiary of La Jolla Pharmaceutical Company, a California corporation (“La Jolla”), is offering to purchase (the “Offer”) all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Tetraphase Pharmaceuticals, Inc., a Delaware corporation (“Tetraphase”), at a price per Share of $2.00, to the holder in cash (subject to adjustment as described in Section 11 - “Summary of the Merger Agreement and Certain Other Agreements”), without interest, and less any applicable withholding taxes (the “Cash Amount”), plus one non-transferable contractual contingent value right per Share (each, a “CVR,” and each CVR together with the Cash Amount, the “Offer Price”), which CVR represents the right to receive one or more payments in cash, currently estimated to be up to approximately $1.48 per CVR, assuming the anticipated maximum number of CVRs are issued and contingent upon the achievement of certain milestones upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”). Following the consummation of the Offer, holders of CVRs may receive, following December 31, 2021, a combination of $0.23, $0.42 and $0.83 per CVR if Milestone 1, Milestone 2 or Milestone 3 (each as defined below), respectively, are achieved. These figures assume the maximum anticipated number of CVRs are issued. It is currently anticipated that up to an aggregate of 10,794,652 CVRs will be issued, representing CVRs to be issued as part of the consideration for each of the issued and outstanding Shares, each outstanding Tetraphase restricted stock unit, each outstanding Tetraphase performance-vested restricted stock unit and certain outstanding pre-funded warrants of Tetraphase. The maximum amount that may be paid upon achievement of any or all of the Milestones is $16.0 million. The Milestones relate to certain “Net Sales” milestones of Tetraphase’s XERAVA product; see Section 11 - “Purpose of the Offer and Plans for Tetraphase; Summary of the Merger Agreement and Certain Other Agreements.” La Jolla is a publicly traded corporation with a class of stock listed on the Nasdaq Capital Market under the trading symbol “LJPC.” The following are some questions you, as a stockholder of Tetraphase, may have, and answers to those questions. This Summary Term Sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related Letter of Transmittal. To better understand the Offer and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the related Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to Broadridge Corporate Issuer Solutions, Inc. (the “Information Agent”) at its address and telephone number, as set forth on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our,” or “us” refer to Purchaser or La Jolla as the context requires.
WHO IS OFFERING TO BUY MY SECURITIES?
•
Purchaser is offering to buy your securities. Purchaser has been organized in connection with this Offer and has not carried on any activities other than entering into the Agreement and Plan of Merger, dated as of June 24, 2020 (together with any amendments or supplements thereto, the “Merger Agreement”), among Tetraphase, La Jolla and Purchaser, and activities in connection with the Offer. See Section 9 - “Certain Information Concerning La Jolla and Purchaser.” La Jolla will enter into a Contingent Value Rights Agreement (the “CVR Agreement”) with a rights agent agreeable to each of La Jolla and Tetraphase, governing the terms of the CVRs. Certain obligations of La Jolla under the Merger Agreement and the CVR Agreement have been guaranteed by Tang Capital Partners, LP, a Delaware limited partnership (“TCP”), pursuant to a guarantee agreement, dated as of June 24, 2020, subject to the terms and conditions set forth therein (the “Guarantee”).

•	La Jolla is La Jolla Pharmaceutical Company. See Section 9 - “Certain Information Concerning La Jolla and Purchaser.”
•	Purchaser is TTP Merger Sub, Inc. See Section 9 - “Certain Information Concerning La Jolla and Purchaser.”
•
La Jolla has agreed pursuant to the Merger Agreement to cause Purchaser to, upon the terms and subject to the conditions in this Offer to Purchase and the related Letter of Transmittal, accept and pay for Shares tendered and not validly withdrawn in the Offer.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?
•	Purchaser is seeking to purchase all of the outstanding Shares of Tetraphase. See the Introduction and Section 1 - “Terms of the Offer.”
HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?
•
Purchaser is offering to pay $2.00 per Share, to you in cash (subject to adjustment as described in Section 11 - “Summary of the Merger Agreement and Certain Other Agreements”), plus one non-transferable CVR per Share, in each case without interest, and subject to any applicable withholding taxes, upon the terms and subject to the conditions contained in this Offer to Purchase and in the related Letter of Transmittal. Following the consummation of the Offer, holders of CVRs may receive, following December 31, 2021, a combination of $0.23, $0.42 and $0.83 per CVR if Milestone 1, Milestone 2 or Milestone 3 (each as defined below), respectively, are achieved. These figures assume the anticipated maximum number of CVRs will be issued. It is currently anticipated that up to an aggregate of 10,794,652 CVRs will be issued, representing CVRs to be issued as part of the consideration for each of the issued and outstanding Shares, each outstanding Tetraphase restricted stock unit, each outstanding Tetraphase performance-vested restricted stock unit and certain outstanding pre-funded warrants of Tetraphase. The maximum amount that may be paid upon achievement of any or all of the Milestones is $16.0 million. The Milestones relate to certain “Net Sales” milestones of Tetraphase’s XERAVA product; see Section 11 – “Purpose of the Offer and Plans for Tetraphase; Summary of the Merger Agreement and Certain Other Agreements.”

•
If your Shares are registered in your name and you tender your Shares, you will not be obligated to pay brokerage fees or commissions or similar expenses. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

WHAT IS THE CVR AND HOW DOES IT WORK?
•
The CVR represents the contractual right to receive cash, without interest thereon, and less any applicable withholding taxes, upon the achievement of certain specified milestones. At or prior to the Acceptance Time (as defined below), La Jolla will enter into a Contingent Value Rights Agreement (the “CVR Agreement”) with a rights agent agreeable to each of La Jolla and Tetraphase, governing the terms of the CVRs. The maximum potential aggregate payments to the holders of all CVRs issuable under the Merger Agreement (which includes CVRs issuable to holders of restricted stock units and performance-vested restricted stock units granted by Tetraphase pursuant to its equity plans (each such restricted stock unit, a “Tetraphase RSU” and each such performance-vested restricted stock unit, a “Tetraphase PRSU”)) equals $16.0 million. Each payment is conditioned upon the achievement of the applicable milestones (each, a “Milestone” and, collectively, the “Milestones”) as follows:

•
La Jolla will be obligated to pay an aggregate amount equal to $2.5 million upon the achievement of annual Net Sales (as defined below) in the U.S. for XERAVA of at least $20.0 million during the calendar year 2021.

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La Jolla will be obligated to pay an aggregate amount equal to $4.5 million upon the achievement of annual Net Sales in the U.S. for XERAVA of at least $35.0 million during any calendar year ending on or prior to December 31, 2024.

•
La Jolla will be obligated to pay an aggregate amount equal to $9.0 million upon the achievement of annual Net Sales in the U.S. for XERAVA of at least $55.0 million during any calendar year ending on or prior to December 31, 2024.

“Net Sales” means the gross amount invoiced by La Jolla, any of its affiliates (including the Surviving Corporation) or any of its licensees to a third party for sales or distribution of XERAVA in the U.S., less certain deductions calculated in accordance with generally accepted accounting principles (“GAAP”).

•
More than one Milestone may be achieved in a given calendar year, and each Milestone may only be achieved once. Accordingly, the aggregate payments to holders of CVRs pursuant to the CVR Agreement will not exceed $16.0 million. There can be no assurance that any of the Milestones will be achieved. If a Milestone is not achieved in the applicable timeframe, the associated payment will not be payable to the holders of the CVRs. No interest will accrue or be payable in respect of any of the amounts that may become payable on the CVRs. The Milestones are independent of each other, and payment upon achievement of any specific Milestone is not dependent upon achievement of any prior Milestone.

•
Additionally, commencing upon the closing of the Merger and continuing until the earlier of December 31, 2024 or the achievement of all milestones, La Jolla has agreed to, and has agreed to cause its affiliates and licensees to, use Commercially Reasonable Efforts (as defined in the CVR Agreement) to achieve the milestones. Without limiting the foregoing, La Jolla has further agreed that neither it nor any of its affiliates shall act in bad faith for the purpose of avoiding achievement of any milestone or the payment of any milestone amount.

•
It is currently anticipated that up to an aggregate of 10,794,652 CVRs will be issued, representing CVRs to be issued as part of the consideration for each of the issued and outstanding Shares, each outstanding Tetraphase restricted stock unit, each outstanding Tetraphase performance-vested restricted stock unit and certain outstanding pre-funded warrants of Tetraphase.

IS IT POSSIBLE THAT NO PAYMENTS WILL BE PAYABLE TO THE HOLDERS OF CONTINGENT VALUE RIGHTS IN RESPECT OF SUCH CONTINGENT VALUE RIGHTS?
•
Yes. If none of the Milestones are achieved, no payment will become payable to holders of the CVRs. It is possible that none of the Milestones will be achieved, in which case you will receive only the Cash Amount for your Shares and no payments with respect to your CVRs. It is also possible that only one or two of the Milestones will be achieved, in which case you will receive only the Cash Amount for your Shares and the cash payments with respect to only those Milestones that have been achieved. It is not possible to predict whether a payment will or will not be payable with respect to the CVRs, or the amounts that would be paid if any payment is made.

MAY I TRANSFER MY CONTINGENT VALUE RIGHTS?
•
The CVRs will not be transferable except: (i) upon death by will or intestacy; (ii) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (iii) pursuant to a court order; (iv) by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (v) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner (and, if applicable, through an intermediary), in each case as allowable by the Depository Trust Company (“DTC”); or (v) to La Jolla or any of its affiliates without consideration.

ARE THERE OTHER MATERIAL TERMS OF THE CONTINGENT VALUE RIGHTS?
•
In addition to the terms and conditions described above, the CVRs will not have any voting or dividend rights and will not represent any equity or ownership in La Jolla, Tetraphase or Purchaser. No interest will accrue or be payable in respect of any of the amounts that may become payable on the CVRs.

WHY IS PURCHASER MAKING THE OFFER?
•
Purchaser is making the Offer because Purchaser and La Jolla wish to acquire Tetraphase. See Section 1 – “Terms of the Offer” and Section 11 – “Purpose of the Offer and Plans for Tetraphase; Summary of the Merger Agreement and Certain Other Agreements.”

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?
•	The Offer is subject to, among others, the following conditions:
•
there having been validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) beneficially owned by La Jolla and its subsidiaries, represent at least one Share more than 50% of the total number of Shares outstanding (treating, for these purposes the shares underlying the Tetraphase RSUs and Tetraphase PRSUs as outstanding) on the date the Offer expires (the “Minimum Condition”). For purposes of determining whether the Minimum Condition has been satisfied, Shares tendered in the Offer pursuant to Notice of Guaranteed Delivery that have not yet been “received” (as such term is defined under Delaware law) will be excluded;

•
there not having been enacted, issued, promulgated, enforced or entered by any governmental entity of competent jurisdiction any order, executive order, temporary restraining order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which has the effect of prohibiting the consummation of the Offer;

•	the absence of, since June 24, 2020, the date of the Merger Agreement, any Material Adverse Effect (as defined below); and
•	the Merger Agreement not having been validly terminated in accordance with its terms.
Purchaser reserves the right to waive certain of the conditions to the Offer in its sole discretion; provided that Purchaser may not waive the Minimum Condition.
•
For purposes of determining whether the Minimum Condition is met, holders of approximately 20% of the outstanding voting power of Tetraphase have entered into Support Agreements (as defined below) and have agreed, among other things, subject to certain exceptions, to tender their Shares.

•
The Offer is subject to other conditions in addition to those set forth above. A more detailed discussion of the conditions to consummation of the Offer is contained in the Introduction, Section 1 – “Terms of the Offer” and Section 13 – “Conditions of the Offer.”

IS THERE AN AGREEMENT GOVERNING THE OFFER?
•
Yes. Tetraphase, La Jolla and Purchaser have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the Merger. See Section 11 – “Purpose of the Offer and Plans for Tetraphase; Summary of the Merger Agreement and Certain Other Agreements.” Additionally, certain obligations of La Jolla under the Merger Agreement and the CVR Agreement have been guaranteed by TCP pursuant to a guarantee agreement, dated as of June 24, 2020, subject to the terms and conditions set forth therein.

HAVE ANY TETRAPHASE STOCKHOLDERS ENTERED INTO AGREEMENTS WITH LA JOLLA OR PURCHASER REQUIRING THEM TO TENDER THEIR SHARES PURSUANT TO THE OFFER?
•
Yes. In connection with the execution of the Merger Agreement, Armistice Capital Master Fund Ltd. And certain other holders of Shares (each a “Supporting Stockholder”) have entered into a Tender and Support Agreement, dated as of June 24, 2020, with La Jolla and Purchaser (the “Support Agreements”). Subject to the terms and conditions of the Support Agreements, each of the Supporting Stockholders agreed, among other things, subject to certain exceptions, to tender its Shares (including any warrants to purchase Shares), pursuant to the Offer and, subject to certain exceptions, not to otherwise transfer any of the Shares that are subject to the Support Agreements.

•
The Shares of the Supporting Stockholders subject to Support Agreements represent in the aggregate approximately 20% of the outstanding voting power of Tetraphase as of June 24, 2020 (assuming no exercise of outstanding equity awards). The Supporting Stockholders agreed, among other things, subject to certain exceptions, to tender their Shares.

•	See Section 11 – “Purpose of the Offer and Plans for Tetraphase; Summary of the Merger Agreement and Certain Other Agreements” for a description of the Support Agreements.

DOES LA JOLLA HAVE FINANCIAL RESOURCES TO MAKE PAYMENTS IN THE OFFER AND, IF REQUIRED, IN RESPECT OF THE CVRS?
•
Yes. La Jolla expects to fund the purchase of the Shares in the Offer, and the payment of any amounts payable with respect to the CVRs, on the payment dates applicable thereto, with La Jolla’s available cash on hand. As of March 31, 2020, La Jolla had $77.2 million of cash and no debt. Further, in connection with the execution of the Merger Agreement, TCP provided a guarantee, pursuant to which it guarantees the payment obligations of La Jolla and the Purchaser under the Merger Agreement and the CVR Agreement, subject to the terms and conditions set forth in the Guarantee. The Offer is not conditioned upon entering into any financing arrangements. See Section 11 – “Purpose of the Offer and Plans for Tetraphase; Summary of the Merger Agreement and Certain Other Agreements” and Section 12 – “Source and Amount of Funds.”

SHOULD PURCHASER’S FINANCIAL CONDITION BE RELEVANT TO MY DECISION TO TENDER IN THE OFFER?
•
The funds to pay for all Shares accepted for payment in the Offer, the consideration in connection with the Merger and any payments required to be made in respect of the CVRs upon the occurrence of any of the Milestones are expected to come from La Jolla’s available cash and cash equivalents on hand. As of March 31, 2020, La Jolla had $77.2 million of cash and no debt. In connection with the execution of the Merger Agreement, TCP provided a guarantee, pursuant to which it guarantees the payment obligations of La Jolla and the Purchaser under the Merger Agreement and the CVR Agreement, subject to the terms and conditions set forth in the Guarantee. Accordingly, La Jolla expects to have sufficient funds to be used to provide Purchaser with the funds necessary to purchase the Shares in the Offer and, as such, its financial condition is not relevant to a decision to tender in the Offer.

•
Purchaser has been organized solely in connection with the Merger Agreement and this Offer and has not carried on any activities other than in connection with the Merger Agreement and this Offer. Because the form of payment consists solely of cash that will be provided by La Jolla, the payment of which is guaranteed by TCP, the Offer is not subject to any financing conditions, and the Offer is for all outstanding Shares of Tetraphase, and because of the lack of any relevant historical information concerning Purchaser, Purchaser’s financial condition is not relevant to your decision to tender in the Offer. See Section 12 – “Source and Amount of Funds.”

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?
•
You will have until one minute after 11:59 p.m. Eastern Time on July 27, 2020, to tender your Shares in the Offer, unless Purchaser extends the Offer, in which event you will have until the expiration date of the Offer as so extended. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described in Section 3 – “Procedures for Tendering Shares.” See also Section 1 – “Terms of the Offer.”

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?
•
Yes, the Offer can be extended. We have agreed in the Merger Agreement, subject to our rights to terminate the Merger Agreement in accordance with its terms, if on any then-scheduled expiration date of the Offer any Offer Condition has not been satisfied or any of the other conditions to the Offer (set forth in Section 13 – “Conditions of the Offer”) have not been satisfied or waived by Purchaser, (i) Purchaser may, in its discretion, or (ii) at the request of Tetraphase, Purchaser shall, and La Jolla shall cause Purchaser to, extend the Offer for periods of up to 10 Business Days per extension to permit such Offer Condition to be satisfied, but not beyond the earlier of the valid termination of the Merger Agreement in accordance with its terms and August 18, 2020 (the “End Date”).

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?
•
If Purchaser extends the Offer, we will inform Broadridge Corporate Issuer Solutions, Inc., the depositary and paying agent for this Offer (the “Depositary and Paying Agent”), of that fact and will issue a press release giving the new expiration date no later than 9:00 a.m. Eastern Time on the next business day after the day on which the Offer was previously scheduled to expire. See Section 1 – “Terms of the Offer.”

HOW DO I TENDER MY SHARES?
•
If you hold your Shares directly as the registered owner, you can: (i) tender your Shares in the Offer by delivering the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary and Paying Agent; or (ii) tender your Shares by following the procedure for book-entry set forth in Section 3 – “Procedures for Tendering Shares,” not later than the expiration of the Offer. If you are unable to deliver any required document or instrument to the Depositary and Paying Agent by the expiration of the Offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary and Paying Agent by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary and Paying Agent must receive the missing items within two (2) trading days after the date of execution of such Notice of Guaranteed Delivery. See Section 3 – “Procedures for Tendering Shares.” The Letter of Transmittal is enclosed with this Offer to Purchase.

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If you hold your Shares in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.

•
In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary and Paying Agent of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares as described in Section 3 – “Procedures for Tendering Shares”) and a properly completed and duly executed Letter of Transmittal and any other required documents for such Shares. See also Section 2 – “Acceptance for Payment and Payment for Shares.”

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?
•	You may withdraw previously tendered Shares any time prior to one minute after 11:59 p.m. Eastern Time on July 27, 2020, unless Purchaser extends the Offer. See Section 4 – “Withdrawal Rights.”
•
In addition, pursuant to Section 14(d)(5) of the Securities Exchange Act of 1934, as amended, Shares may be withdrawn at any time after August 28, 2020, which is the 60th day after the date of the commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?
•
To withdraw previously tendered Shares, you must deliver a written or facsimile notice of withdrawal with the required information to the Depositary and Paying Agent while you still have the right to withdraw. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See Section 4 – “Withdrawal Rights.”

WHAT DOES TETRAPHASE’S BOARD OF DIRECTORS THINK OF THE OFFER?
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Tetraphase’s board of directors has unanimously recommended that you accept the Offer. Tetraphase’s full statement on the Offer is set forth in its Solicitation/Recommendation Statement on Schedule 14D-9, which it has filed with the U.S. Securities and Exchange Commission (the “SEC”) concurrently with the filing of our Tender Offer Statement on Schedule TO dated June 29, 2020. See also the Introduction.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED?
•
If we accept Shares for payment pursuant to the Offer, the Minimum Condition will have been satisfied and we will hold a sufficient number of Shares to ensure any requisite adoption of the Merger Agreement by Tetraphase stockholders under the General Corporation Law of the State of Delaware (the “DGCL”) to complete the Merger. If the Merger occurs, Tetraphase will become a wholly owned subsidiary of La Jolla and each issued and then outstanding Share (other than any Shares held by or in the treasury of Tetraphase, or owned by La Jolla, Purchaser or any of La Jolla’s other subsidiaries and any Shares held by stockholders who have properly demanded and exercised and not effectively withdrawn their respective demand or otherwise lost their respective rights to appraisal pursuant to Section 262 of the DGCL) will be canceled and converted automatically into the right to receive the Offer Price, without interest, and subject to any applicable withholding taxes. See also the Introduction.
•
Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. As required by Section 251(h) of the DGCL, the Merger Agreement provides that the Merger shall be effected as soon as practicable following the consummation of the Offer. See Section 11 – “Purpose of the Offer and Plans for Tetraphase; Summary of the Merger Agreement and Certain Other Agreements.”

IF THE OFFER IS COMPLETED, WILL TETRAPHASE CONTINUE AS A PUBLIC COMPANY?
•
No. Immediately following consummation of the Offer and satisfaction or waiver (to the extent permitted by applicable law) of the conditions to the Merger, we expect to complete the Merger pursuant to applicable provisions of the DGCL, after which the Surviving Corporation will be a wholly owned subsidiary of La Jolla and the Shares will no longer be publicly traded. See Section 7 – “Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations.”

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?
•
If you decide not to tender your Shares in the Offer and the Merger occurs as described above, you will receive in the Merger the right to receive the Offer Price as if you had tendered your Shares in the Offer.

•
If you decide not to tender your Shares in the Offer and the Merger does not occur, and Purchaser purchases Shares which have been tendered, you will remain a stockholder of Tetraphase, but there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible to be traded through Nasdaq or any other securities market, there may not be a public trading market for the Shares, and Tetraphase may cease making filings with the SEC or otherwise cease being required to comply with the SEC rules relating to publicly held companies. Subject to limited conditions, if we purchase Shares in the Offer, we are obligated under the Merger Agreement to cause the Merger to occur. See Section 7 – “Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations.”

•
Following the Offer, the Shares may no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which case your Shares may no longer be used as collateral for loans made by brokers. Section 7 – “Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations.”

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?
•
On June 19, 2020, the last Nasdaq trading day before Tetraphase announced that Purchaser and La Jolla’s final offer could reasonably be expected to constitute a “Superior Offer” under the Melinta Merger Agreement, the last reported closing price per Share reported on Nasdaq was $2.63. See Section 6 – “Price Range of Shares; Dividends.”

•	On June 26, 2020, the last full trading day before we commenced the Offer, the last reported closing price per Share reported on Nasdaq was $2.60. See Section 6 – “Price Range of Shares; Dividends.”
IF I ACCEPT THE OFFER, WHEN AND HOW WILL I GET PAID?
•
If the conditions to the Offer as set forth in the Introduction and Section 13 – “Conditions of the Offer” are satisfied or waived and Purchaser consummates the Offer and accepts your Shares for payment, we will pay you a dollar amount equal to the number of Shares you tendered multiplied by $2.00 in cash (subject to adjustment as described in Section 11 - “Summary of the Merger Agreement and Certain Other Agreements”), plus one CVR per Share, in each case without interest and less any applicable withholding taxes, promptly following the time at which Purchaser accepts for payment Shares tendered in the Offer (and in any event within three (3) business days). See Section 1 -

“Terms of the Offer” and Section 2 - “Acceptance for Payment and Payment for Shares.” Following the consummation of the Offer, holders of CVRs may receive, following December 31, 2021 a combination of $0.23, $0.42 and $0.83 per CVR if Milestone 1, Milestone 2 or Milestone 3 (each as defined below), respectively, are achieved. These figures assume the anticipated maximum number of CVRs will be issued. It is currently anticipated that up to an aggregate of 10,794,652 CVRs will be issued, representing CVRs to be issued as part of the consideration for each of the issued and outstanding Shares, each outstanding Tetraphase restricted stock unit, each outstanding Tetraphase performance-vested restricted stock unit and certain outstanding pre-funded warrants of Tetraphase. The Milestones relate to certain “Net Sales” milestones of Tetraphase’s XERAVA product; see Section 11 - “Purpose of the Offer and Plans for Tetraphase; Summary of the Merger Agreement and Certain Other Agreements.”
IF I AM AN EMPLOYEE OF TETRAPHASE, HOW WILL MY OUTSTANDING EQUITY AWARDS BE TREATED IN THE OFFER AND THE MERGER?
•
The Offer is being made for all outstanding Shares, but not for options to purchase Shares granted under Tetraphase’s equity plans. If you wish to tender Shares underlying options, you must first exercise your options (to the extent exercisable) in accordance with their terms in sufficient time to tender the Shares received into the Offer.

•	At the Effective Time, each Tetraphase Option that is outstanding and unexercised, whether or not vested, will be cancelled.
•
At the Effective Time, each then outstanding Tetraphase RSU and Tetraphase PRSU will vest in full and be cancelled, and the holder thereof shall be entitled to receive both: (i) a cash payment equal to the product of (a) the total number of shares of Tetraphase Common Stock underlying the Tetraphase RSU and Tetraphase PRSU and (b) $2.00 (subject to adjustment as described in Section 11 - “Summary of the Merger Agreement and Certain Other Agreements”); and (ii) a CVR with respect to each Share underlying such Tetraphase RSU and Tetraphase PRSU.

•
Tetraphase has terminated the Tetraphase 2014 Employee Stock Purchase Plan (the “ESPP”), and any payroll deductions accumulated through the date of such ESPP termination, have been returned to the plan participants and with no Shares being purchased under the ESPP after the date thereof.

WHAT ARE THE PRINCIPAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF TENDERING MY SHARES IN THE OFFER OR HAVING MY SHARES EXCHANGED FOR THE OFFER PRICE PURSUANT TO THE MERGER?
•
The receipt of cash and CVRs in exchange for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss a holder recognizes, and the timing and character of such gain or loss, depend on the U.S. federal income tax treatment of the CVRs, with respect to which there is uncertainty. We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer and the Merger (including the application and effect of any state, local or non-U.S. income and other tax laws). See Section 5 - “Certain U.S. Federal Income Tax Consequences of the Offer and the Merger” for a more detailed discussion of certain U.S. federal income tax consequences of the Offer and the Merger.

WILL I HAVE THE RIGHT TO HAVE MY SHARES APPRAISED?
•
No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Offer is successful and the Merger is consummated, stockholders of Tetraphase who: (i) did not tender their Shares in the Offer (or who had tendered but subsequently validly withdrawn such tender, and not otherwise waived their appraisal rights); (ii) otherwise comply with the applicable requirements and procedures of Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to demand appraisal of their Shares and receive in lieu of the consideration payable in the Offer a cash payment equal to the “fair value” of their Shares, as determined by the Delaware Court of

Chancery, in accordance with Section 262 of the DGCL. If you choose to exercise your appraisal rights in connection with the Merger and you properly demand and perfect such rights in accordance with Section 262 of the DGCL, you may be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares.
•
The “fair value” of the Shares as determined by the Delaware Court of Chancery could be based upon considerations other than, or in addition to, the price paid in the Offer and the Merger and the market value of such Shares. Stockholders should recognize that the value determined in an appraisal proceeding of the Delaware Court of Chancery could be higher or lower than, or the same as, the Offer Price and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, is not an opinion as to, and does not otherwise address, fair value under the DGCL. Moreover, Parent and Tetraphase may argue in an appraisal proceeding that, for purposes of such proceeding, the “fair value” of such Shares is less than the Offer Price.

•
Any stockholder who desires to exercise his, her or its appraisal rights should review carefully Section 262 of the DGCL and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights.

•
The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law which will be set forth in their entirety in the notice of merger. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law, including without limitation, Section 262 of the DGCL, a copy of which is included as Annex II to the Schedule 14D-9.

•
If you tender your Shares into the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?
•	You can call Broadridge Corporate Issuer Solutions, Inc., the Information Agent, toll-free at (855) 793-5068 or email them at shareholder@Broadridge.com. See the back cover of this Offer to Purchase.

To All Holders of Shares of
Tetraphase Pharmaceuticals, Inc.
INTRODUCTION
TTP Merger Sub, Inc., a recently formed Delaware corporation (“Purchaser”) and a wholly owned subsidiary of La Jolla Pharmaceutical Company, a California corporation (“La Jolla”), is offering to purchase (the “Offer”) all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Tetraphase Pharmaceuticals, Inc., a Delaware corporation (“Tetraphase”), at a price per Share of $2.00, to the holder in cash (subject to adjustment as described in Section 11 - “Summary of the Merger Agreement and Certain Other Agreements”), without interest, and less any applicable withholding taxes (the “Cash Amount”), plus one non-transferable contractual contingent value right per Share (each, a “CVR,” and each CVR together with the Cash Amount, the “Offer Price”), which CVR represents the right to receive one or more payments in cash, currently estimated to be up to approximately $1.48 per CVR, assuming the anticipated maximum number of CVRs are issued and contingent upon the achievement of certain milestones upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”). La Jolla is a publicly traded corporation with a class of stock listed on the Nasdaq Capital Market under the trading symbol “LJPC.”
The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 24, 2020 (together with any amendments or supplements thereto, the “Merger Agreement”), among Tetraphase, La Jolla and Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Tetraphase, and Tetraphase will be the surviving corporation and a wholly owned subsidiary of La Jolla (such corporation, the “Surviving Corporation” and such merger, the “Merger”). La Jolla will enter into a Contingent Value Rights Agreement (the “CVR Agreement”) with a rights agent agreeable to each of La Jolla and Tetraphase, governing the terms of the CVRs. Certain obligations of La Jolla under the Merger Agreement and the CVR Agreement have been guaranteed by TCP pursuant to a guarantee agreement, dated as of June 24, 2020, subject to the terms and conditions set forth therein (the “Guarantee Agreement”).
If your Shares are registered in your name and you tender directly to Broadridge Corporate Issuer Solutions, Inc., the depositary for the Offer (the “Depositary and Paying Agent”), you will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee you should check with such institution as to whether they charge any service fees or commissions.
We will pay all charges and expenses of the Depositary and Paying Agent and Broadridge Corporate Issuer Solutions, Inc., the information agent for the Offer (the “Information Agent”).
The Offer is not subject to any financing condition. The Offer is subject to the conditions, among others, that:
1.
there shall have been validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) beneficially owned by La Jolla and its subsidiaries, represent at least one Share more than 50% of the total number of Shares outstanding (treating, for these purposes the shares underlying the restricted stock units and performance-vested restricted stock unit granted by Tetraphase pursuant to its equity plans as outstanding) on the date the Offer expires (the “Minimum Condition”). For purposes of determining whether the Minimum Condition has been satisfied, Shares tendered in the Offer pursuant to Notice of Guaranteed Delivery that have not yet been “received” (as such term is defined under Delaware law) will be excluded;

2.
there not having been enacted, issued, promulgated, enforced or entered by any governmental entity of competent jurisdiction any order, executive order, temporary restraining order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which has the effect of prohibiting the consummation of the Offer;

3.	the absence of, since June 24, 2020, the date of the Merger Agreement, any Material Adverse Effect (as defined below); and
4.	the Merger Agreement not having been validly terminated in accordance with its terms.

For purposes of determining the Minimum Condition, the Shares of the Supporting Stockholders subject to Support Agreements represent in the aggregate approximately 20% of outstanding voting power of Tetraphase as of June 24, 2020 (assuming no exercise of outstanding equity awards). The Supporting Stockholders agreed, among other things, subject to certain exceptions, to tender their Shares.
Purchaser reserves the right to waive certain of the conditions to the Offer in its sole discretion; provided that Purchaser may not waive the Minimum Condition. See Section 13 - “Conditions of the Offer.”
The Offer will expire at one minute after 11:59 p.m. Eastern Time on July 27, 2020, unless the Offer is extended. See Section 1 - “Terms of the Offer”, Section 13 - “Conditions of the Offer” and Section 15 - “Certain Legal Matters; Regulatory Approvals.”
After careful consideration, the Tetraphase board of directors (the “Tetraphase Board”) has unanimously: (i) determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby (collectively, the “Transactions”), on the terms and subject to the conditions set forth in the Merger Agreement, are advisable and in the best interests of Tetraphase and its stockholders and that that the Offer, the Merger and the terms and conditions of the Merger Agreement are fair to Tetraphase and Tetraphase’s stockholders; (ii) declared it advisable for Tetraphase to enter into the Merger Agreement; (iii) approved the execution, delivery and performance by Tetraphase of the Merger Agreement and any other agreements and instruments related to the Merger Agreement that are deemed necessary or appropriate by certain executive officers of Tetraphase and the consummation of the Transactions; (iv) resolved that the Merger shall be effected under Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”); and (v) resolved to recommend that the stockholders of Tetraphase accept the Offer and tender their Shares pursuant to the Offer, in each case on the terms and subject to the conditions set forth in the Merger Agreement.
For factors considered by the Tetraphase Board, see Tetraphase’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the Securities and Exchange Commission (the “SEC”) in connection with the Offer, a copy of which (without certain exhibits) is being furnished to stockholders concurrently herewith.
The Offer is being made in connection with the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Merger will be effected. The Merger shall become effective when a certificate of merger is filed with the Secretary of State of the State of Delaware (or at such subsequent date and time as may be agreed by La Jolla, Tetraphase and Purchaser and specified in the certificate of merger) (the “Effective Time”).
In connection with the execution of the Merger Agreement, the Supporting Stockholders entered into the Support Agreements. Subject to the terms and conditions of the Support Agreements, each of the Supporting Stockholders agreed, among other things, subject to certain exceptions, to tender its Shares (including any warrants to purchase Shares), pursuant to the Offer and, subject to certain exceptions, not to otherwise transfer any of the Shares that are subject to the Support Agreements. The Shares of the Supporting Stockholders subject to Support Agreements represent in the aggregate approximately 20% of the outstanding voting power of Tetraphase as of June 24, 2020 (assuming no exercise of outstanding equity awards). The Supporting Stockholders agreed, among other things, subject to certain exceptions, to tender their Shares.
At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than: (i) any Shares held by Tetraphase (or held in the treasury of Tetraphase); (ii) each Share owned by La Jolla, Purchaser or any other direct or indirect wholly owned subsidiary of La Jolla immediately prior to the Effective Time which will be canceled without any conversion thereof and no consideration will be delivered in exchange therefor; and (iii) any Shares owned by Tetraphase’s stockholders who have properly exercised and perfected their demands for appraisal of such Shares in accordance with the DGCL and have neither withdrawn nor lost such rights prior to the Effective Time) will be canceled and will be converted automatically into the right to receive consideration equal to the Offer Price payable, without any interest, without regard to any applicable vesting or employment based forfeiture conditions, and subject to any withholding taxes, to the holder of such Share, upon surrender of the certificate that formerly evidenced such Share or, with respect to uncertificated Shares, upon the receipt by the Depositary and Paying Agent of an Agent’s Message (as defined below) relating to such Shares.

The Merger Agreement is more fully described in Section 11 - “Purpose of the Offer and Plans for Tetraphase; Summary of the Merger Agreement and Certain Other Agreements,” which also contains a discussion of the treatment of Tetraphase RSUs, Tetraphase PRSUs and Tetraphase Options in the Merger. Section 5 - “Certain U.S. Federal Income Tax Consequences of the Offer and the Merger” below describes certain U.S. federal income tax consequences generally applicable to Holders (as defined below) whose Shares are tendered and accepted for purchase pursuant to the Offer or whose Shares are exchanged in the Merger.
Because the Merger will be consummated in accordance with Section 251(h) of the DGCL, approval of the Merger will not require a vote of Tetraphase’s stockholders. Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that: (i) the acquiring company consummates a tender offer for any and all of the outstanding stock of Tetraphase to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger; (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of Tetraphase to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger agreement; and (iii) at the time that the board of directors of Tetraphase to be acquired approves the merger agreement, no other party to the merger agreement is an “interested stockholder” under the DGCL. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that Tetraphase will not be required to submit the adoption of the Merger Agreement to a vote of its stockholders. For purposes of determining whether the Minimum Condition has been met, holders of approximately 20% of the outstanding voting power of Tetraphase (assuming no exercise of outstanding equity awards) have entered into Support Agreements and have agreed, among other things, subject to certain exceptions, to tender its Shares. As a result of the Merger, Tetraphase will cease to be a publicly traded company and will become a wholly owned subsidiary of La Jolla. See Section 11 - “Purpose of the Offer and Plans for Tetraphase; Summary of the Merger Agreement and Certain Other Agreements.”
This Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

THE TENDER OFFER
1.	Terms of the Offer.
Upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment, purchase and pay for all Shares validly tendered prior to the expiration of the Offer, and not properly withdrawn in accordance with the procedures set forth in Section 4 - “Withdrawal Rights.” The Offer will expire at one minute after 11:59 p.m. Eastern Time on Monday, July 27, 2020 (the “Expiration Date”), unless we have extended the Offer in accordance with the terms of the Merger Agreement, in which event the term “Expiration Date” will mean the date to which the initial expiration date of the Offer is so extended.
The Offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions described in Section 13 - “Conditions of the Offer.” For purposes of determining whether the Minimum Condition is met, holders of approximately 20% of the outstanding voting power of Tetraphase have entered into Support Agreements and have agreed, among other things, subject to certain exceptions, to tender their Shares. We may terminate the Offer without purchasing any Shares if certain events described in Section 11 - “Purpose of the Offer and Plans for Tetraphase; Summary of the Merger Agreement and Certain Other Agreements - Summary of the Merger Agreement - Termination” occur.
Purchaser expressly reserves the right, in its sole discretion, to: (i) increase the Offer Price (by increasing the Cash Consideration (as defined in the Merger Agreement) and/or the amounts that may become payable pursuant to the CVR Agreement); (ii) add additional milestones solely with respect to the additional milestone payments to the CVR Agreement; (iii) waive any Offer Condition; and (iv) modify any of the other terms and conditions of the Offer that are not inconsistent with the terms of the Merger Agreement, except that Tetraphase’s consent is required for La Jolla or Purchaser to:
(1)	reduce the Offer Price;
(2)	increase the Offer Price by an increment of less than $0.05 per Share;
(3)	change the form of consideration payable in the Offer (other than increasing the Offer Price as expressly contemplated by the Merger Agreement);
(4)	reduce the number of Shares sought to be purchased in the Offer;
(5)	waive, amend or change the Minimum Condition or the condition requiring the Merger Agreement to have not been validly terminated in accordance with its terms;
(6)	add to the Offer Conditions;
(7)	extend the expiration of the Offer except as provided in the Merger Agreement;
(8)	provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); or
(9)
modify any the Offer Conditions or other terms of the Offer in any manner that adversely affects the holders of Shares or that would reasonably be expected to prevent or materially delay or impair the consummation of the Offer.

Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer and the Merger Agreement, including the Minimum Condition, we will: (i) immediately after the Expiration Date irrevocably accept for payment all Shares tendered (and not validly withdrawn) pursuant to the Offer; and (ii) as promptly as practicable thereafter (and in no event later than on the business day which the satisfaction or waiver occurs) deposit with the Depositary and Paying Agent all of the funds necessary to pay for all such Shares. The time at which Purchaser accepts for payment Shares tendered in the Offer is referred to as the “Acceptance Time.”
If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration. We also expressly reserve the right to modify the terms of the Offer, subject to compliance with the Exchange Act, the Merger Agreement and the restrictions identified in paragraphs (1) through (9) above.

The Merger Agreement provides that: (i) if at any then-scheduled Expiration Date, any condition to the Offer is not satisfied (unless such condition is waivable by Purchaser or La Jolla and has been waived), Purchaser may, in its discretion (and without the consent of Tetraphase or any other person), extend the Offer for additional periods of up to ten (10) business days per extension, to permit such condition to be satisfied; (ii) if at any then-scheduled Expiration Date any condition to the Offer is not satisfied (unless such condition is waivable by Purchaser or La Jolla and has been waived), at the request of Tetraphase, Purchaser shall, and La Jolla shall cause Purchaser to extend the Offer for additional periods specified by Tetraphase of up to ten (10) business days per extension (or such other period as the parties may agree) in order to permit such condition to be satisfied; provided, that Purchaser will not: (a) be required to extend the Offer beyond the earlier to occur of the valid termination of the Merger Agreement in accordance with its terms and the End Date (defined in the Merger Agreement as August 18, 2020) (such earlier occurrence, the “Extension Deadline”); or (b) be permitted to extend the Offer beyond the Extension Deadline without Tetraphase’s prior written consent. See Section 11 - “Purpose of the Offer and Plans for Tetraphase; Summary of the Merger Agreement and Certain Other Agreements.”
Except as set forth above, there can be no assurance that we will be required under the Merger Agreement to extend the Offer. During any extension of the initial offering period pursuant to the paragraphs above, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4 - “Withdrawal Rights.”
Without Tetraphase’s consent, there will not be a subsequent offering period for the Offer.
If, subject to the terms of the Merger Agreement, we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-3(b)(1), 14d-4(d), 14d-6(c) and l4e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or the information concerning the tender offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for a minimum of ten (10) business days following such change to allow for adequate disclosure to stockholders.
We expressly reserve the right, in our sole discretion, subject to the terms and upon the conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to not accept for payment any Shares if, at the expiration of the Offer, any of the conditions to the Offer set forth in Section 13 - “Conditions of the Offer” have not been satisfied. Under certain circumstances, La Jolla and Purchaser may terminate the Merger Agreement and the Offer.
Any extension, waiver or amendment of the Offer or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m. Eastern Time on the next business day after the Expiration Date in accordance with the public announcement requirements of Rules 14d-3(b)(1), 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting our obligation under such rule or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release to the PR Newswire (or such other national media outlet or outlets we deem prudent) and making any appropriate filing with the SEC.
Promptly following the purchase of Shares in the Offer, we expect to complete the Merger without a vote of the stockholders of Tetraphase pursuant to Section 251(h) of the DGCL.
Tetraphase has agreed to provide us with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Tetraphase’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

2.	Acceptance for Payment and Payment for Shares.
Subject to the satisfaction or waiver of all the conditions to the Offer set forth in Section 13 - “Conditions of the Offer,” we will immediately after the Expiration Date irrevocably accept for payment all Shares tendered (and not validly withdrawn) pursuant to the Offer and, promptly after the Acceptance Time (and in any event within the business day), pay for such Shares.
In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary and Paying Agent of: (i) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary and Paying Agent’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3 - “Procedures for Tendering Shares;” (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal); and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by Depositary and Paying Agent. See Section 3 - “Procedures for Tendering Shares.”
For purposes of the Offer, if and when Purchaser gives oral or written notice to the Depositary and Paying Agent of its acceptance for payment of such Shares pursuant to the Offer, then Purchaser has accepted for payment and thereby purchased Shares validly tendered and not validly withdrawn pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary and Paying Agent, which will act as agent for the tendering stockholders for purposes of receiving payments from us and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.
If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary and Paying Agent’s account at DTC pursuant to the procedures set forth in Section 3 - “Procedures for Tendering Shares,” such Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.
3.	Procedures for Tendering Shares.
Valid Tender of Shares. Except as set forth below, to validly tender Shares pursuant to the Offer: (i) a properly completed and duly executed Letter of Transmittal in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal and any other customary documents required by the Depositary and Paying Agent, must be received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the expiration of the Offer and either: (a) certificates representing Shares tendered must be delivered to the Depositary and Paying Agent; or (b) such Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary and Paying Agent (which confirmation must include an Agent’s Message (as defined below) if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Date; or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and Paying Agent and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation (as defined below) that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.
Book-Entry Transfer. The Depositary and Paying Agent will take steps to establish and maintain an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer such Shares into the Depositary and Paying Agent’s account in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary and Paying Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”
Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary and Paying Agent.
Signature Guarantees and Stock Powers. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed: (i) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal; or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be registered or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.
If certificates representing Shares are forwarded separately to the Depositary and Paying Agent, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates.
Guaranteed Delivery. A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available and cannot be delivered to the Depositary and Paying Agent prior to the expiration of the Offer, or who cannot complete the procedure for book-entry transfer prior to the expiration of the Offer, or who cannot deliver all required documents to the Depositary and Paying Agent prior to the expiration of the Offer, may tender such Shares by satisfying all of the requirements set forth below:
•	such tender is made by or through an Eligible Institution;
•
a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary and Paying Agent (as provided below) prior to the Expiration Date; and

•
the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary and Paying Agent within two (2) trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which Nasdaq is open for business.

The Notice of Guaranteed Delivery may be delivered by overnight courier to the Depositary and Paying Agent or mailed to the Depositary and Paying Agent and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery. Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary and Paying Agent prior to the expiration of the Offer.
THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF ALL SUCH

DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.
Other Requirements. Purchaser will pay for Shares tendered (and not validly withdrawn) pursuant to the Offer only after timely receipt by the Depositary and Paying Agent of: (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares; (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal); and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary and Paying Agent. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary and Paying Agent. Under no circumstances will Purchaser pay interest on the purchase price of Shares, regardless of any extension of the Offer or any delay in making such payment. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by your nominee by book-entry transfer through the Depositary and Paying Agent. If you are unable to deliver any required document or instrument to the Depositary and Paying Agent by the expiration of the Offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary and Paying Agent by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary and Paying Agent must receive the missing items together with the Shares within two (2) trading days after the date of execution of the Notice of Guaranteed Delivery.
Binding Agreement. Our acceptance for payment of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.
Appointment as Proxy. By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints Purchaser’s designees as such stockholder’s proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by us and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Our designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of Tetraphase, by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our payment for such Shares we must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter.
Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by us in our sole and absolute discretion, which determination will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction. Purchaser reserves the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of La Jolla, Purchaser or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other documents related to the Offer) will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction.
Backup Withholding. Payments made to a stockholder upon such stockholder’s exchange of Shares pursuant to the Offer or the Merger may be subject to information reporting, and the Cash Amount paid to a holder of Shares may be subject to backup withholding (currently at the rate of 24%). In addition, payments with respect to a CVR may be subject to information reporting and backup withholding.
A U.S. Holder (as defined below in Section 5 - “Certain U.S. Federal Income Tax Consequences of the Offer and the Merger”) will not be subject to backup withholding if: (i) the U.S. Holder: (a) furnishes a correct taxpayer identification number (“TIN”) and complies with certain certification procedures (generally, by providing a properly completed and executed IRS Form W-9, which will be included with the applicable Letter of Transmittal to be returned to the Depositary and Paying Agent); or (b) otherwise establishes to the satisfaction of the Depositary and Paying Agent that such U.S. Holder is exempt from backup withholding; and (ii) with respect to payments on the CVRs, provides the rights agent with a certification described in clause (i)(a) of this sentence or otherwise establishes an exemption from backup withholding.
A Non-U.S. Holder (as defined below in Section 5 - “Certain U.S. Federal Income Tax Consequences of the Offer and the Merger”) will generally not be subject to backup withholding if the Non-U.S. Holder certifies to the applicable withholding agent that it is exempt from backup withholding by providing a properly executed IRS Form W-8BEN-E or W-8BEN, as applicable (or other applicable IRS Form W-8) or otherwise establishes an exemption. Non-U.S. Holders should consult their own tax advisors to determine which IRS Form W-8 is appropriate.
Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished in the appropriate manner to the IRS.
4.	Withdrawal Rights.
Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. However, a stockholder has withdrawal rights that are exercisable until the expiration of the Offer (i.e., at any time prior to one minute after 11:59 p.m. Eastern Time on July 27, 2020), or in the event the Offer is extended, on such date and time to which the Offer is extended. In addition, Pursuant to Section 14(d)(5) of the Exchange Act, Shares may be withdrawn at any time after August 28, 2020, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for payment the Shares validly tendered in the Offer.
For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 - “Procedures for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary and Paying Agent, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary and Paying Agent prior to the physical release of such certificates.
All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of La Jolla, Purchaser or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in Section 3 - “Procedures for Tendering Shares” at any time prior to the expiration of the Offer.
If Purchaser extends the Offer, delays its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary and Paying Agent may nevertheless, on Purchaser’s behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders exercise withdrawal rights as described in this Section 4.
5.	Certain U.S. Federal Income Tax Consequences of the Offer and the Merger.
The following summary describes certain U.S. federal income tax consequences generally applicable to Holders (as defined below) whose Shares are exchanged for cash and CVRs in the Offer or Merger. This summary is for general information only and is not tax advice. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary addresses only Holders (as defined below) who hold their Shares as capital assets within the meaning of the Code (generally, property held for investment) and does not address all of the tax consequences that may be relevant to Holders in light of their particular circumstances or to certain types of Holders subject to special treatment under the Code, including pass-through entities (including partnerships and S corporations for U.S. federal income tax purposes) and partners or investors who hold their Shares through such entities, certain financial institutions, brokers, dealers or traders in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, insurance companies, expatriates, mutual funds, real estate investment trusts, regulated investment companies, cooperatives, tax-exempt organizations (including private foundations), retirement plans, controlled foreign corporations, passive foreign investment companies, persons who are subject to the alternative minimum tax, persons who hold their Shares as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment, or other risk-reduction transaction for U.S. federal income tax purposes, stockholders that have a functional currency other than the U.S. dollar, persons that own or have owned within the past five years (or are deemed to own or to have owned within the past five years) 5% or more of the outstanding Shares, Holders of Shares that exercise appraisal rights, persons who acquired their Shares upon the exercise of stock options (or upon the vesting and cancellation of Tetraphase RSUs or Tetraphase PRSUs in connection with the Merger) or otherwise as compensation, and persons who hold warrants or pre-funded warrants of Tetraphase. This summary does not address any U.S. federal estate, gift, or other non-income tax consequences, the effects of the Medicare contribution tax on net investment income, or any state, local, or non-U.S. tax consequences.
As used in this summary, the term “U.S. Holder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is: (i) an individual who is a citizen or resident of the U.S.; (ii) a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the U.S. or any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (a) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons has the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.
As used in this summary, the term “Non-U.S. Holder” means a beneficial owner of Shares that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes, and the term “Holder” means a U.S. Holder or a Non-U.S. Holder.
If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) exchanges Shares for cash and CVRs pursuant to the Offer or the Merger, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partner in a partnership holding Shares should consult its tax advisor regarding the tax consequences of exchanging Shares for cash and CVRs pursuant to the Offer or the Merger.
We have not sought, and do not expect to seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein, and no assurance can be given that the IRS will not take a position contrary to the discussion below, or that a court will not sustain any challenge by the IRS in the event of litigation.
Stockholders are urged to consult their tax advisors to determine the tax consequences to them of exchanging Shares for cash and CVRs pursuant to the Offer or the Merger in light of their particular circumstances.
U.S. Holders. The exchange of Shares for cash and CVRs pursuant to the Offer or the Merger will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. The amount of gain or loss a U.S. Holder recognizes, and the timing and character of a portion of such gain or loss, depends on the U.S. federal income tax treatment of the CVRs, with respect to which there is a significant amount of uncertainty. The installment method of reporting any gain attributable to the receipt of a CVR generally will not be available with respect to the disposition of Shares pursuant to the Offer or the Merger because the Shares are traded on an established securities market.
There is no legal authority directly addressing the U.S. federal income tax treatment of the receipt of the CVRs in connection with the Offer or the Merger. The receipt of the CVRs as part of the Offer or the Merger consideration might be treated as a “closed transaction” or as an “open transaction” for U.S. federal income tax purposes, each discussed below.
Pursuant to U.S. Treasury regulations addressing contingent payment obligations analogous to the CVRs, if the fair market value of the CVRs is “reasonably ascertainable,” a U.S. Holder should treat the transaction as a “closed transaction” and treat the fair market value of the CVRs as part of the consideration received in the Offer or the Merger for purposes of determining gain or loss. On the other hand, if the fair market value of the CVRs cannot be reasonably ascertained, a U.S. Holder should treat the transaction as an open transaction for purposes of determining gain or loss. These Treasury regulations state that only in “rare and extraordinary” cases would the value of contingent payment obligations not be reasonably ascertainable. There is no authority directly addressing whether contingent payment rights with characteristics similar to the rights under a CVR should be treated as “open transactions” or “closed transactions,” and such question is inherently factual in nature. The CVRs also may be treated as debt instruments for U.S. federal income tax purposes, which would affect the amount, timing, and character of any gain, income or loss with respect to the CVRs. However, as such treatment is unlikely, the discussion below does not address the tax consequences of such a characterization. We urge you to consult your own tax advisor with respect to the proper characterization of the receipt of, and payments made with respect to, a CVR.
The following sections discuss the tax consequences of the Offer or Merger, as applicable, if the exchange of Shares for cash and CVRs pursuant to the Offer or the Merger, as applicable, is treated as a closed transaction or, alternatively, as an open transaction. Under either “closed” or “open” transaction treatment, gain or loss generally will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged pursuant to the Merger.
Treatment as Closed Transaction. If the receipt of the CVRs is treated as, or determined to be, part of a closed transaction for U.S. federal income tax purposes, then a U.S. Holder generally would recognize capital gain or loss on a sale of Shares for the Offer Price pursuant to the Offer or an exchange of Shares for the Offer Price pursuant to the Merger, in an amount equal to the difference, if any, between: (i) the amount of cash received plus the fair market value (determined as of the closing of the Offer or the Effective Time, as the case may be) of any CVRs received; and (ii) the U.S. Holder’s adjusted tax basis in the Shares sold or exchanged. The proper method to determine the fair market value of a CVR is not clear, but it is possible that the trading value of Tetraphase’s common stock would be considered along with other factors in making that determination. Gain or loss generally would be calculated separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for the Offer Price pursuant to the Merger. Any capital gain or loss recognized will be long-term capital gain or loss if the Holder’s holding period for such Shares exceeds one year. The deductibility of capital losses is subject to limitations.

A U.S. Holder’s initial tax basis in a CVR received in either the Offer or the Merger would equal the fair market value of such CVR as determined for U.S. federal income tax purposes. The holding period for a CVR would begin on the day following the date of the closing of the Offer or the Effective Time, as the case may be.
There is no authority directly addressing the U.S. federal income tax treatment of receiving payments on the CVRs and, therefore, the amount, timing and character of any gain, income or loss with respect to the CVRs would be uncertain. For example, payments with respect to the CVRs could be treated as payments with respect to a sale or exchange of a capital asset or as giving rise to ordinary income. It is also possible that, were a payment to be treated as being with respect to the sale of a capital asset, a portion of such payment would constitute imputed interest under Section 483 of the Code (as described below under “Treatment as Open Transaction”). In addition, it is unclear how a U.S. Holder of the CVRs would recover its adjusted tax basis with respect to payments thereon. It is possible that a Holder may not be able to recover its adjusted tax basis in a CVR until the last payment on the CVR is made. A U.S. Holder should recognize loss to the extent of any remaining basis in the CVRs after the expiration of any right to payments under such U.S. Holder’s CVRs.
Treatment as Open Transaction. If the transaction is treated as an “open transaction” for U.S. federal income tax purposes, a U.S. Holder should generally recognize capital gain for U.S. federal income tax purposes in the year of the Offer or the Merger if and to the extent the amount of cash received as of the closing of the Offer or the Effective Time, as the case may be, exceeds such U.S. Holder’s adjusted tax basis in the Shares sold or exchanged. However, a U.S. Holder would not recognize loss for U.S. federal income tax purposes in the year of the Offer or the Merger if its adjusted tax basis exceeds the amount of cash received as of the closing of the Offer or the Effective Time, as the case may be.
The fair market value of the CVRs would not be treated as additional consideration for the Shares at the time the CVRs are received in the Offer or the Merger, and the U.S. Holder would have no tax basis in the CVRs. Instead, the U.S. Holder would take payments under the CVRs into account when made or deemed made in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. A portion of such payments would be treated as interest income under Section 483 of the Code (as discussed below) and the balance, in general, as additional consideration for the disposition of the Shares. The portion of payments on the CVRs not treated as imputed interest under Section 483 of the Code will generally be treated as gain to the extent the sum of such payments (and all previous payments under the CVRs), together with the cash received upon the closing of the Offer or Merger, exceeds such U.S. Holder’s adjusted tax basis in the Shares surrendered pursuant to the Offer or Merger. Subject to the imputed interest rules discussed below, a U.S. Holder that does not receive cash pursuant to the Offer or Merger (including for this purpose any cash received as payments on the CVRs) in an amount at least equal to such U.S. Holder’s adjusted tax basis in the Shares surrendered pursuant to the Offer or Merger should recognize a capital loss in the year that the U.S. Holder’s right to receive further payments under the CVR terminates, or possibly upon such U.S. Holder’s abandonment of its CVRs. Any such capital gain or loss will be long-term if the Shares were held for more than one year prior to such disposition. The deductibility of capital losses is subject to certain limitations.
A portion of the payments made with respect to a CVR may be treated as imputed interest, which would be ordinary income to the U.S. Holder of a CVR. The portion of any payment made with respect to a CVR treated as imputed interest under Section 483 of the Code will be determined at the time such payment is made and generally should equal the excess of: (i) the amount of the payment in respect of the CVRs; over (ii) the present value of such amount as of the closing of the Offer or the Effective Time, as the case may be, calculated using the applicable federal rate as the discount rate. The applicable federal rate is published monthly by the IRS. The relevant applicable federal rate will be the lower of the lowest applicable federal rate in effect during the three month period ending with the month that includes the date on which the Merger Agreement was signed or the lowest applicable federal rate in effect during the three month period ending with the month that includes the date of the closing of the Offer or the Effective Time, as applicable. A U.S. Holder must include in its taxable income interest imputed pursuant to Section 483 of the Code using such Holder’s regular method of accounting for U.S. federal income tax purposes.

Non-U.S. Holders. Any gain realized by a Non-U.S. Holder upon the tender of Shares pursuant to the Offer or the exchange of Shares pursuant to the Merger, as the case may be, generally will not be subject to U.S. federal income tax unless:
•
the gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder (and, if an applicable income tax treaty so provides, is also attributable to a permanent establishment maintained by such Non-U.S. Holder in the U.S.), in which case the Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder (as described above under “U.S. Holders”), except that if the Non-U.S. Holder is a foreign corporation, an additional branch profits tax may apply at a rate of 30% (or a lower applicable treaty rate); or

•
the Non-U.S. Holder is a nonresident alien individual who is present in the U.S. for 183 days or more in the taxable year of the closing of the Offer or the Effective Time, as the case may be, and certain other conditions are met, in which case the Non-U.S. Holder may be subject to a 30% U.S. federal income tax (or a tax at a reduced rate under an applicable income tax treaty) on such gain (net of certain U.S. source losses).

Generally, if payments are made to a Non-U.S. Holder with respect to a CVR, such Non-U.S. Holder may be subject to withholding at a rate of 30% (or a lower applicable treaty rate) of the portion of any such payments treated as imputed interest (as discussed above under “U.S. Holders - Treatment as Open Transaction”), unless such Non-U.S. Holder establishes its entitlement to exemption from or a reduced rate of withholding under an applicable tax treaty by providing the appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8) to the applicable withholding agents. As discussed above, the tax treatment of the CVRs is unclear, and it is possible that Purchaser or the applicable withholding agent may be required to withhold additional amounts on payments with respect to the CVRs.
Information Reporting, Backup Withholding and FATCA. Information reporting generally will apply to payments to a Holder pursuant to the Offer or the Merger (including payments with respect to a CVR), unless such Holder is an entity that is exempt from information reporting and, when required, properly demonstrates its eligibility for exemption. Any payment to a U.S. Holder that is subject to information reporting generally will also be subject to backup withholding (currently at a rate of 24%), unless such U.S. Holder: (i) provides the appropriate documentation (generally, IRS Form W-9) to the applicable withholding agent certifying that, among other things, its taxpayer identification number is correct, or otherwise establishes an exemption; and (ii) with respect to payments on the CVRs, provides the rights agent with the certification documentation in clause (i) of this sentence or otherwise establishes an exemption from backup withholding tax.
The information reporting and backup withholding rules that apply to payments to a Holder pursuant to the Offer and Merger generally will not apply to payments to a Non-U.S. Holder if such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8) or otherwise establishes an exemption. Non-U.S. Holders should consult their own tax advisors to determine which IRS Form W-8 is appropriate.
Certain stockholders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is properly and timely furnished by such U.S. Holder to the IRS.
Tax information provided to a U.S. Holder and the IRS on IRS Form 1099-B for the year of the Offer or the Merger, as applicable, may reflect only the cash amounts paid to the U.S. Holder on the Offer or the Merger and not the fair market value of the U.S. Holder’s interest in payments made (or to be made) on the CVRs. Accordingly, a U.S. Holder that treats the Offer or the Merger as a “closed transaction” for U.S. federal income tax purposes may receive an IRS Form 1099-B reporting an amount received that is less than the amount such U.S. Holder will realize in the year of the Offer or the Merger, as applicable. In addition, any IRS Form 1099-B a U.S. Holder receives with respect to payments on the CVRs may reflect the entire amount of the CVR payments paid to the U.S. Holder (except imputed interest) and therefore may not take into account the fact that the U.S. Holder already included the value of the such payments in such U.S. Holder’s amount realized in the year of the Offer or the Merger. As a result, U.S. Holders reporting under this method should not rely on the amounts reported to them on IRS Forms 1099-B with respect to the Offer or the Merger. U.S. Holders are urged to consult their tax advisors regarding how to accurately report their income under this method.

Under the “Foreign Account Tax Compliance Act” provisions of the Code, related U.S. Treasury guidance and related intergovernmental agreements (“FATCA”), La Jolla or another applicable withholding agent will be required to withhold tax at a rate of 30% on the portion of payments on the CVRs reported as imputed interest, or possibly the entire CVR payment depending on the U.S. federal income tax treatment of the receipt of the CVRs, if a Non-U.S. Holder fails to meet prescribed certification requirements. In general, no such withholding will be required with respect to a person that timely provides certifications that establish an exemption from FATCA withholding on a valid IRS Form W-8. A Non-U.S. Holder may be able to claim a credit or refund of the amount withheld under certain circumstances. Each Non-U.S. Holder should consult its own tax advisor regarding the application of FATCA to the CVRs.
THE FOREGOING SUMMARY DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF THE POTENTIAL TAX CONSEQUENCES OF THE OFFER OR THE MERGER OR THE OWNERSHIP OF CVRS. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE OFFER AND MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES. NOTHING IN THIS SUMMARY IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE.
6.	Price Range of Shares; Dividends.
According to Tetraphase’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, the Shares are traded on Nasdaq under the symbol “TTPH.” Tetraphase has advised La Jolla that, as of the close of business on June 22, 2020, 7,263,236 Shares were outstanding. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per Share on Nasdaq with respect to the fiscal years ended December 31, 2018 and 2019 and the current fiscal year.
Fiscal Year Ended December 31, 2018	High	Low
First Quarter	$138.00	$41.00
Second Quarter	89.80	59.20
Third Quarter	81.00	53.40
Fourth Quarter	55.80	20.20
Fiscal Year Ended December 31, 2019	High	Low
First Quarter	$ 33.40	$21.80
Second Quarter	27.40	9.20
Third Quarter	10.60	4.15
Fourth Quarter	5.68	1.99
Current Fiscal Year	High	Low
First Quarter	$ 3.86	$ 0.56
Second Quarter (through June 26, 2020)	3.50	0.90
On June 19, 2020, the last Nasdaq trading day before Tetraphase announced that Purchaser’s and La Jolla’s offer constituted a “Superior Offer” under the Agreement and Plan of Merger dated June 4, 2020 (the “Melinta Merger Agreement”), by and among Tetraphase, Melinta Therapeutics, Inc. (“Melinta”) and Toronto Transaction Corp. (“Melinta Purchaser”), the reported closing sales price per Share on Nasdaq was $2.63. On June 26, 2020, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on Nasdaq during normal trading hours was $2.60 per Share.
Tetraphase has never paid cash dividends on its common stock. In Tetraphase’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, Tetraphase indicated that it would continue to retain its future earnings for the development and growth of its business. Additionally, under the terms of the Merger Agreement, Tetraphase is not permitted to declare or pay any dividends on or make other distributions in respect of any of its capital stock. See Section 14 - “Dividends and Distributions.” Stockholders are urged to obtain a current market quotation for the Shares.

7.	Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations.
Possible Effects of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.
Nasdaq Listing. Depending on the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on Nasdaq. According to the published guidelines of The Nasdaq Stock Market, LLC, Nasdaq would consider disqualifying the Shares for listing on Nasdaq if, among other possible grounds: (a) the total number of holders of record and holders of beneficial interest, taken together, in the Shares falls below 400; (b) the bid price for a Share over a 30 consecutive business day period is less than $1.00; (c) (i) Tetraphase has stockholders’ equity of less than $10 million, the number of publicly held Shares falls below 750,000, the market value of publicly held Shares over a 30 consecutive business day period is less than $5 million or there are fewer than two active and registered market makers in the Shares over a ten consecutive business day period; (ii) the number of publicly held Shares falls below 1,100,000, the market value of publicly held Shares over a 30 consecutive business day period is less than $15 million, there are fewer than four active and registered market makers in the Shares over a ten consecutive business day period, or the market value of Tetraphase’s listed securities is less than $50 million over a 30 consecutive business day period; or (iii) the number of publicly held shares falls below 1,100,000, the market value of publicly held Shares over a 30 consecutive business day period is less than $15 million, there are fewer than four active and registered market makers in the Shares over a ten consecutive business day period, or Tetraphase’s total assets and total revenue is less than $50 million each for the most recently completed fiscal year (or in two of the last three fiscal years). Nasdaq has instituted temporary waivers of certain listing rules, but there can be no guarantee as to if or when these rules will be reinstated. Shares held by officers or directors of Tetraphase, or by any beneficial owner of more than 10 percent of the Shares, will not be considered as being publicly held for this purpose. According to Tetraphase, there were, as of June 22, 2020, 7,263,236 Shares issued and outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares are delisted from Nasdaq, the market for Shares will be adversely affected.
If Nasdaq were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations for the Shares would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.
Trading in the Shares will cease upon consummation of the Merger if trading has not ceased earlier as discussed above.
Exchange Act Registration. The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by Tetraphase upon application to the SEC if the outstanding Shares are not listed on a “national securities exchange” and if there are fewer than 300 holders of record of Shares.
We intend to seek to cause Tetraphase to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by Tetraphase to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Sections 14(a) and 14(c) under the Exchange Act and the related requirement of furnishing an Annual Report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions would no longer be applicable to Tetraphase. Furthermore, the ability of “affiliates” of Tetraphase and persons holding “restricted securities” of Tetraphase to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for continued inclusion on the Board of Governors of the Federal Reserve System’s (the “Federal Reserve Board”) list of “margin securities” or eligible for stock exchange listing.
If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.
Margin Regulations. The Shares are currently “margin securities” under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.
8.	Certain Information Concerning Tetraphase.
The following description of Tetraphase and its business has been taken from Tetraphase’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, filed with the SEC on May 7, 2020, and is qualified in its entirety by reference to such Form 10-K and Form 10-Q.
Tetraphase is a biopharmaceutical company using its proprietary chemistry technology to create, develop and commercialize novel tetracyclines for serious and life-threatening conditions, including bacterial infections caused by multidrug-resistant, or MDR, bacteria. There is a medical need for new antibiotics as resistance to existing antibiotics increases. In recognition of this need, Tetraphase has developed its product, XERAVA (eravacycline), a fully synthetic fluorocycline, as an intravenous, or IV, antibiotic for use as a first-line empiric monotherapy for the treatment of MDR infections, including MDR Gram-negative infections, such as those found in complicated intra-abdominal infections, or cIAI.
Tetraphase was incorporated under the laws of the State of Delaware on July 7, 2006 as Tetraphase Pharmaceuticals, Inc. Tetraphase’s principal executive offices are located at 480 Arsenal Way, Watertown, Massachusetts, 02472, and Tetraphase’s telephone number is (617) 715-3600. Tetraphase’s Internet website is https://www.tphase.com.
Available Information. Tetraphase is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Tetraphase’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of Tetraphase’s securities, any material interests of such persons in transactions with Tetraphase, and other matters is required to be disclosed in proxy statements and periodic reports distributed to Tetraphase’s stockholders and filed with the SEC. Copies may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, such as Tetraphase, who file electronically with the SEC. The address of that site is https://www.sec.gov. Tetraphase also maintains an Internet website at https://www.tphase.com. The information contained in, accessible from or connected to Tetraphase’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of Tetraphase’s filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.
Sources of Information. Except as otherwise set forth herein, the information concerning Tetraphase contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC, other public sources and information provided by Tetraphase. Although we have no knowledge that any such information contains any misstatements or omissions, none of TCP, La Jolla, Purchaser or any of their respective affiliates or assigns, the Information Agent or the Depositary and Paying Agent assumes responsibility for the accuracy or completeness of the information concerning Tetraphase contained in such documents and records or for any failure by Tetraphase to disclose events which may have occurred or may affect the significance or accuracy of any such information.
9.	Certain Information Concerning La Jolla and Purchaser.
General. Purchaser is a Delaware corporation with its principal offices located at c/o La Jolla Pharmaceutical Company, 4550 Towne Centre Court, San Diego, California 92121. The telephone number of Purchaser is (858) 207-4264. Purchaser is a wholly owned subsidiary of La Jolla. Purchaser was formed for the purpose of making a tender offer for all of the Shares of Tetraphase and has not engaged, and does not expect to engage, in any business other than in connection with the Offer and the Merger.
La Jolla is a California corporation with its principal offices located at 4550 Towne Centre Court, San Diego, California 92121. The telephone number of La Jolla is (858) 207-4264. La Jolla is a publicly traded corporation with a class of stock listed on the Nasdaq Capital Market under the trading symbol “LJPC.” La Jolla is dedicated to the development and commercialization of innovative therapies that improve outcomes in patients suffering from life-threatening diseases. Currently, La Jolla commercializes the product GIAPREZA (angiotensin II), which is approved by the U.S. Food and Drug Administration as a vasoconstrictor indicated to increase blood pressure in adults with septic or other distributive shock.
The name, citizenship, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for at least the last five years for each director and each of the executive officers of La Jolla and Purchaser and certain other information are set forth in Schedule A hereto.
During the last five years, none of La Jolla and Purchaser or, to the knowledge of La Jolla and Purchaser, any of the persons listed in Schedule A hereto: (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors and convictions that have been overturned on appeal); or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.
Except as otherwise described in this Offer to Purchase: (i) none of La Jolla, Purchaser, any majority-owned subsidiary of La Jolla or Purchaser or, to the knowledge of La Jolla and Purchaser, any of the persons listed in Schedule A hereto or any associate or of any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares; and (ii) none of La Jolla or Purchaser or, to the knowledge of La Jolla and Purchaser, any of the persons or entities referred to in clause (i) above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days. As of the date of this Offer to Purchase, La Jolla owns 14.9% of the outstanding shares of Common Stock of Tetraphase. As discussed in Section 10 - “Background of the Offer; Contacts with Tetraphase”, any Shares owned by La Jolla or its wholly owned subsidiaries as of the Effective Time will be cancelled in the Merger for no consideration (including that no CVRs will be issued in respect of such Shares). La Jolla is not restricted from transferring or disposing of any such Shares prior to the Effective Time.
Except as otherwise described in this Offer to Purchase, none of La Jolla or Purchaser or, to the knowledge of La Jolla and Purchaser, any of the persons listed in Schedule A hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Tetraphase, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.
Except as set forth in this Offer to Purchase, none of La Jolla or Purchaser or, to the knowledge of La Jolla and Purchaser, any of the persons listed on Schedule A hereto, has had any business relationship or transaction with Tetraphase or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between La Jolla, Purchaser or any of their subsidiaries or, to the knowledge of La Jolla and Purchaser, any of the persons listed in Schedule A hereto, on the one hand, and

Tetraphase or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.
Available Information. Pursuant to Rule 14d-3 under the Exchange Act, La Jolla and Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. Copies of the Schedule TO and the exhibits thereto, and reports, proxy statements and other information may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. The Schedule TO and the exhibits thereto, as well as other information filed by La Jolla and Purchaser with the SEC, are available at the SEC’s website on the Internet at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that Purchaser has filed electronically with the SEC.
10.	Background of the Offer; Contacts with Tetraphase.
Background of the Offer and the Merger; Past Contacts or Negotiations between La Jolla, Purchaser and Tetraphase. The following is a description of contacts between representatives of La Jolla and Purchaser with representatives of Tetraphase that resulted in the execution of the Merger Agreement and the agreements related to the Offer. For a review of Tetraphase’s activities relating to these contacts, please refer to Tetraphase’s Schedule 14D-9 being mailed to stockholders with this Offer to Purchase.
Background of the Offer and the Merger
On March 16, 2020, Tetraphase announced that it had entered into an Agreement and Plan of Merger with AcelRx Pharmaceuticals, Inc. (“AcelRx”), dated March 15, 2020, pursuant to which each outstanding share of Tetraphase common stock would be automatically converted into the right to receive: (i) a number of shares of AcelRx’s common stock equal to 0.6303, subject to downward adjustment in the event that Tetraphase’s closing net cash is less than $5,000,000; and (ii) one contingent value right per share representing the right to receive certain consideration based on the achievement of net sales milestones (the “AcelRx Merger Agreement”).
On May 6, 2020, La Jolla submitted to Tetraphase an unsolicited proposal to acquire Tetraphase for $22 million in cash, plus an additional $12.5 million in cash potentially payable under contingent value rights to be issued in the transaction (the “May 6 Proposal”).
On May 7, 2020, the board of directors of Tetraphase (the “Tetraphase Board”) determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that the unsolicited May 6 Proposal constituted or could reasonably be expected to lead to a Superior Offer as defined in the AcelRx Merger Agreement, and that the failure to: (i) furnish, pursuant to an acceptable confidentiality agreement, information (including non-public information) to La Jolla; and (ii) engage in or otherwise participate in discussions or negotiations with La Jolla in respect of the May 6 Proposal could reasonably be expected to be inconsistent with the fiduciary duties of the Tetraphase Board to Tetraphase’s stockholders under applicable legal requirements.
Later on May 7, 2020, the Tetraphase Board determined to consider the May 6 Proposal, to enter into discussions and/or negotiations with respect to the May 6 Proposal and enter into a confidentiality agreement with La Jolla.
On May 12, 2020, Tetraphase received a revised proposal dated May 11, 2020 from La Jolla to acquire Tetraphase for $22.3 million in cash, plus an additional $12.5 million in cash potentially payable under contingent value rights to be issued in the transaction (the “May 11 Proposal”). As part of the May 11 Proposal, La Jolla also submitted a draft Agreement and Plan of Merger.
On May 13, 2020, Wilmer Cutler Pickering Hale and Dorr LLP, outside counsel to Tetraphase (“WilmerHale”), provided representatives from Gibson, Dunn & Crutcher, LLP (“Gibson Dunn”), counsel to La Jolla, with revised drafts of the form of merger agreement, form of CVR Agreement and form of tender and support agreement provided by La Jolla.
On May 14, 2020, representatives of Melinta Therapeutics, Inc. (“Melinta”) and certain affiliated entities managed by Deerfield Management Company, L.P. (“Deerfield”) sent to board members of Tetraphase and Janney Montgomery Scott (“Janney”), Tetraphase’s financial advisor, a non-binding indication of interest from Melinta to acquire all of the outstanding Shares of Tetraphase at an aggregate purchase price of $27 million in cash, plus an additional $12.5 million in cash potentially payable under contingent value rights to be issued in the transaction, subject to the completion of confirmatory due diligence and the negotiation and execution of definitive agreements (the “May 14 Proposal”).
On May 15, 2020, the Tetraphase Board determined that the May 14 Proposal could be reasonably likely to lead to a Superior Offer under the AcelRx Merger Agreement, and Melinta and Tetraphase executed a confidentiality agreement (the “Melinta Confidentiality Agreement”).
Between May 15, 2020 and May 21, 2020, Melinta conducted due diligence and engaged in negotiations with Tetraphase, culminating with a revised proposal from Melinta that included a guarantee from Deerfield for the upfront consideration and the contingent value rights potentially payable under Melinta’s acquisition proposal (the “May 21 Proposal”). The May 21 Proposal proposed paying the upfront cash consideration as follows: (i) $1.21 per share of Tetraphase common stock (including common stock underlying restricted stock units, performance-based stock units and pre-funded warrants), subject to downward adjustment in the event that Tetraphase’s closing net cash is less than $3.0 million; (ii) $1.75 per share of Tetraphase common stock underlying the common stock warrants issued by Tetraphase in 2019; and (iii) $1.75 per share of Tetraphase common stock underlying the common stock warrants issued by Tetraphase in 2020.
Later on May 21, 2020, the Tetraphase Board, after consultation with its legal and financial advisors, determined that the May 21 Proposal constituted a Superior Offer (as defined in the AcelRx Merger Agreement) and delivered notice to AcelRx of this determination and Tetraphase’s intention to consider making an adverse change in recommendation or terminate the AcelRx Agreement in order to enter into the merger agreement with Melinta.
On May 27, 2020, Tetraphase entered into an amendment to the AcelRx Merger Agreement increasing the consideration payable to the Tetraphase shareholders (the “First AcelRx Amendment”). Pursuant to the First AcelRx Amendment, the Tetraphase stockholders would receive: (i) $0.2434 in cash and 0.7217 of a share of AcelRx common stock, subject to downward adjustment if Tetraphase’s closing net cash were less than $5.0 million; and (ii) one contingent value right, which would entitle the holder to receive its share of potential payments up to $14.5 million in the aggregate. The First AcelRx Amendment increased the termination fee payable to AcelRx to $1.441 million.
Later on May 27, 2020, in response to the First AcelRx Amendment, Melinta transmitted a letter to the Tetraphase Board amending its May 21 Proposal by increasing the consideration payable under the May 21 Proposal to: (i) $1.52 per share of Tetraphase common stock (including common stock underlying restricted stock units, performance-based stock units and pre-funded warrants), without any downward adjustments; (ii) $2.21 per share of Tetraphase common stock underlying the common stock warrants issued by Tetraphase in 2019; (iii) $2.21 per share of Tetraphase common stock underlying the common stock warrants issued by Tetraphase in 2020; and (iv) contingent value rights for maximum potential payments up to $16.0 million in the aggregate (the “May 27 Proposal”). The May 27 Proposal stated that Melinta was prepared to execute the same merger agreement and other transaction documents as previously negotiated and agreed among the parties, subject only to a reduction in the target net cash of Tetraphase to $0, for purposes of the closing condition and downward purchase price adjustment (which had the effect of eliminating such requirements), and an extension of the outside date under the merger agreement to 75 days after the date a merger agreement is executed.
Later on the evening of May 27, 2020, the Tetraphase Board, after consultation with its legal and financial advisors, determined that the May 27 Proposal constituted a Superior Offer (as defined in the AcelRx Merger Agreement) and delivered notice to AcelRx of this determination and Tetraphase’s intention to consider making an adverse change in recommendation or terminate the AcelRx Agreement (as modified by the First AcelRx Amendment) in order to accept the May 27 Proposal from Melinta. Pursuant to the AcelRx Merger Agreement, AcelRx had until 8:00 p.m. on June 1, 2020 to propose revisions to the terms of the AcelRx Merger Agreement, as amended, or to make other proposals so that the May 27 Proposal no longer constituted a Superior Offer.
On May 28, 2020, Tetraphase received from AcelRx a further revised proposal, which contemplated an approximately $38.0 million upfront payment composed of AcelRx stock and cash and $16.0 million in payments under the CVR agreement payable in cash, reflecting a further increase in the final milestone amount by $2.0 million. This revised AcelRx proposal increased the proportion of the upfront consideration that would be payable in cash, provided for upfront consideration to Tetraphase stockholders of $0.5872 in cash and 0.7409 of a share of AcelRx common stock per share of Tetraphase common stock, subject to downward adjustment in the event that Tetraphase’s closing net cash is less than $5.0 million. The revised AcelRx proposal specifically stated that the proposal could not be communicated to any third party or publicly disclosed without AcelRx’s prior consent and, if it was so communicated, it would be rescinded, but that AcelRx would continue to pursue the merger under the AcelRx Merger Agreement, as amended, unless terminated pursuant to its terms.
In the evening on May 28, 2020, the Tetraphase Board met with members of management, representatives from WilmerHale and representatives from Janney to discuss and evaluate the revised AcelRx proposal and the reaction to the proposal by Tetraphase warrant holders. After reviewing with the Tetraphase Board its fiduciary duties in considering the revised proposal from AcelRx, representatives of WilmerHale updated the Tetraphase Board regarding the terms of AcelRx’s draft amendment to the AcelRx Merger Agreement and other transaction documents. Further, representatives of Janney gave a financial presentation to the Tetraphase Board regarding the merger consideration to be received from AcelRx pursuant to the amendment, and further Janney confirmed to the Tetraphase Board that based upon and subject to the assumptions made, matters considered and limitations and qualifications upon the review undertaken by Janney set forth in the opinion dated as of March 15, 2020, the terms of the revised merger consideration would not have changed Janney’s ability to deliver a fairness opinion, as of March 15, 2020, similar in scope to Janney’s conclusion as of March 15, 2020. At this meeting, the Tetraphase Board determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that, in light of the revised proposal from AcelRx, the May 27 Proposal ceased to be a Superior Offer and approved the second amendment to the AcelRx Merger Agreement (the “Second AcelRx Amendment”). Pursuant to the Second AcelRx Amendment, the Tetraphase stockholders would receive: (i) $0.5872 in cash and 0.7409 of a share of AcelRx common stock, subject to downward adjustment if Tetraphase’s closing net cash were less than $5.0 million; and (ii) one contingent value right, which would entitle the holder to receive its share of maximum potential payments up to $16.0 million in the aggregate. The Second AcelRx Amendment also increased the termination fee payable to AcelRx to $1.778 million.
On May 29, 2020, Melinta contacted Tetraphase to request a due diligence call to discuss certain regulatory matters, and representatives from Melinta and Tetraphase participated in a due diligence call regarding that topic. Also on May 29, 2020, representatives from Deerfield contacted representatives of Janney, and indicated that Melinta had reviewed the May 29, 2020 press release and had not yet come to any conclusions as to whether they would submit another proposal or not.
On May 31, 2020, in response to the Second AcelRx Amendment, Melinta transmitted a letter to the Tetraphase Board amending its May 27 Proposal by increasing the consideration payable under the May 27 Proposal to: (i) $1.79 per share of Tetraphase common stock (including common stock underlying restricted stock units, performance-based stock units and pre-funded warrants), without any downward adjustments; (ii) $2.47 per share of Tetraphase common stock underlying the common stock warrants issued by Tetraphase in 2019; (iii) $2.47 per share of Tetraphase common stock underlying the common stock warrants issued by Tetraphase in 2020; and (iv) contingent value rights for maximum potential payments up to $16.0 million in the aggregate (the “May 31 Proposal”). The May 31 Proposal stated that Melinta was prepared to execute the same merger agreement and other transaction documents as previously negotiated and agreed among the parties, subject only to a reduction in the target net cash of Tetraphase to $0, for purposes of the closing condition and downward purchase price adjustment (which had the effect of eliminating such requirements), and an extension of the outside date under the merger agreement to 75 days after the date a merger agreement is executed. On the same day, Tetraphase provided notice to AcelRx of the receipt of the May 31 Proposal in accordance with the terms of the AcelRx Merger Agreement.
On June 1, 2020, the Tetraphase Board met with members of management, representatives from WilmerHale and representatives from Janney to discuss and evaluate the May 31 Proposal. At this meeting, the Tetraphase Board determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that the May 31 Proposal was a Superior Offer and that the Board intended to consider making a Company Adverse Change in Recommendation (as defined in the AcelRx Merger Agreement) or terminating the AcelRx Merger Agreement and that the failure to take such action would be inconsistent with the fiduciary duties of the Tetraphase Board to Tetraphase’s stockholders under applicable legal requirements. Later that day, Tetraphase orally informed AcelRx of the Board’s determination and provided AcelRx with a written Determination Notice (as defined in the AcelRx Merger Agreement), as well as a copy of the May 31 Proposal. Pursuant to the AcelRx Merger Agreement, AcelRx had until 8:00 p.m. on June 3, 2020 to propose revisions to the terms of the AcelRx Merger Agreement or to make other proposals so that the May 31 Proposal no longer constituted a Superior Offer. On the evening of June 1, 2020, Tetraphase issued a press release to this effect, and on June 1, 2020, Tetraphase filed a Current Report on Form 8-K detailing the May 31 Proposal and the Tetraphase Board’s determination. In its Current Report on Form 8-K Tetraphase stated that the Tetraphase Board: (i) continued to recommend the AcelRx Merger Agreement with AcelRx to its stockholders; (ii) was not modifying or withdrawing its recommendation with respect to the AcelRx Merger Agreement and the merger, or proposing to do so; and (iii) was not making any recommendation with respect to the May 31 Proposal.
On June 3, 2020, AcelRx publicly announced that it would not further revise its offer to acquire Tetraphase.
On the evening of June 3, 2020, the Tetraphase Board met to discuss the contemplated transactions, including its prior determination that the May 31 Proposal constituted a Superior Offer (as defined in the AcelRx Merger Agreement), the decline and overall volatility in the trading price of AcelRx’s common stock and AcelRx’s determination not to revise its proposal. Members of the Tetraphase management team, representatives of WilmerHale and Janney also participated in this meeting. Janney delivered to the Tetraphase Board an oral opinion, which was later confirmed in writing, stating that the Offer Price to be received in the Offer and the Merger under the May 31 Proposal was fair, from a financial point of view, to the common stockholders of Tetraphase. The Tetraphase Board instructed management and Tetraphase’s advisors to finalize documentation with Melinta, and for Tetraphase’s management to contact the holders of warrants containing “Black-Scholes” provisions potentially requiring any acquirer of Tetraphase to redeem the warrants at their Black-Scholes value, to finalize documentation regarding the treatment of their warrants.
On June 3 and June 4, 2020, representatives of Paul Hastings and representatives of Wilmer Hale discussed and exchanged drafts of the Merger Agreement, the form of CVR Agreement, and the Support Agreements. Among other items, the parties discussed the amount of the termination fee payable in the event that Tetraphase terminated the Melinta Merger Agreement to accept a Superior Offer (as defined in the Melinta Merger Agreement). During those discussions, Tetraphase rejected Melinta’s request for a termination fee of $1,778,000.
On the morning of June 4, 2020, the Tetraphase Board met to discuss the contemplated transactions, including confirming that Melinta had delivered final, binding copies of the transaction documents, subject only to approval of the Tetraphase Board and release of Tetraphase’s signatures. Members of the Tetraphase management team and representatives of WilmerHale and Janney also participated in this meeting. The Tetraphase Board unanimously approved the termination of the AcelRx Merger Agreement and the approval of the Merger Agreement with Melinta (the “Melinta Merger Agreement”). Following this board meeting, Tetraphase delivered a notice of termination of the AcelRx Merger Agreement to AcelRx, and Tetraphase executed the Melinta Merger Agreement with Melinta and Melinta Purchaser. Substantially concurrently, Tetraphase paid the termination fee of $1,778,000 required under the AcelRx Merger Agreement.
Later in the morning on June 4, 2020, Tetraphase issued a press release before the market open detailing the proposed merger between Tetraphase and Melinta.
From June 4 through June 12, 2020, Tetraphase and Melinta prepared tender offer documents including a Tender Offer Statement on Schedule TO, Offer to Purchase, and a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the proposed tender offer.
On June 12, 2020, Melinta commenced a tender offer pursuant to the Melinta Merger Agreement.
On June 19, 2020, La Jolla submitted to Tetraphase an unsolicited offer amending the May 11 Proposal by increasing the consideration payable to $43.0 million in cash up-front, plus an additional $16.0 million in cash potentially payable under contingent value rights to be issued in the transaction (the “June 19 Proposal”). Under the June 19 Proposal, the upfront cash consideration would be paid as follows: (i) $2.00 per share of Tetraphase common stock (including common stock underlying restricted stock units, performance-based stock units and pre-funded warrants); (ii) $2.68 per share of Tetraphase common stock underlying the common stock warrants issued by Tetraphase in 2019; and (iii) $2.69 per share of Tetraphase common stock underlying the common stock warrants issued by Tetraphase in 2020. Along with this offer, La Jolla submitted an execution-ready form of agreement and plan of merger pursuant to which the proposed acquisition (if accepted by Tetraphase) would be structured as a tender offer. On the same day, Tetraphase provided notice to Melinta of the receipt of the June 19 Proposal in accordance with the terms of the Melinta Merger Agreement.

On June 20, 2020, representatives from WilmerHale provided representatives from Gibson Dunn with comments to the form of agreement and plan of merger that was submitted with the June 19 Proposal. The Gibson Dunn representatives responded with further comments to the June 20, 2020 mark-up the same day. Subsequently, on June 21, 2020, representatives from WilmerHale called representatives from Gibson Dunn to discuss the timing for the commencement of the tender offer under the June 19 Proposal. Following the discussion with the representatives from Gibson Dunn, it was agreed that the timing for the commencement of the tender offer would be shortened to three business days from the seven business day period that was provided for in the Melinta Merger Agreement. Later on June 21, 2020, Gibson Dunn transmitted a revised draft of the agreement and plan of merger to WilmerHale with confirmation that La Jolla would execute the agreement in the form attached, subject to the acceptance of the revised draft of the agreement and plan of merger by the Tetraphase Board, coupled with the termination of the Melinta Merger Agreement and the payment by Tetraphase to Melinta of the termination fee of $1,150,000 required under the Melinta Merger Agreement.
On June 21, 2020, the Tetraphase Board met telephonically with members of management, representatives from WilmerHale and representatives from Janney to discuss and evaluate the June 19 Proposal. At this meeting, the Tetraphase Board determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that the June 19 Proposal was a Superior Offer and that the Board intended to consider making a Company Adverse Change in Recommendation (as defined in the Melinta Merger Agreement) or terminating the Melinta Merger Agreement and that the failure to take such action could reasonably be expected to be inconsistent with the fiduciary duties of the Tetraphase Board to Tetraphase’s stockholders under applicable legal requirements. Later that day, Tetraphase orally informed Melinta of the Board’s determination and provided Melinta with a written Determination Notice (as defined in the Melinta Merger Agreement), as well as a copy of the June 19 Proposal. Pursuant to the Melinta Merger Agreement, Melinta had until the close of business on June 26, 2020 to propose revisions to the terms of the Melinta Merger Agreement or to make other proposals so that the June 19 Proposal no longer constituted a Superior Offer. On the morning of June 22, 2020, Tetraphase issued a press release to this effect and filed a Current Report on Form 8-K detailing the June 19 Proposal, as well as the Tetraphase Board’s determination. In its Current Report on Form 8-K, Tetraphase stated that the Tetraphase Board: (i) continued to recommend the tender offer under the Melinta Merger Agreement to its stockholders; (ii) was not modifying or withdrawing its recommendation with respect to the tender offer under the Melinta Merger Agreement, or proposing to do so; and (iii) was not making any recommendation with respect to the June 19 Proposal.
On June 22, 2020, La Jolla filed a Statement of Beneficial Ownership on Schedule 13D disclosing that La Jolla had acquired beneficial ownership of 1,085,000 shares, or approximately 14.9%, of the outstanding Tetraphase common stock through a series of open-market purchases made between June 10, 2020 and June 19, 2020 at prices ranging from $2.20 to $2.62 per share and with an average purchase price of $2.44 per share.
On June 22, 2020, Melinta informed Tetraphase that it would not further revise its offer to acquire Tetraphase.
On June 23, 2020, the Tetraphase Board met telephonically to discuss the contemplated transactions, including its prior determination that the June 19 Proposal constituted a Superior Offer (as defined in the Melinta Merger Agreement) and Melinta’s determination not to revise the terms of the Melinta Merger Agreement. Members of the Tetraphase management team, representatives of WilmerHale and Janney also participated in this meeting. Janney delivered to the Tetraphase Board an oral opinion, which was later confirmed in writing, stating that the Offer Price to be received in the Offer and the Merger under the June 19 Proposal was fair, from a financial point of view, to the common stockholders of Tetraphase. Following the delivery of this revised fairness opinion, the Tetraphase Board unanimously approved the termination of the Melina Merger Agreement and the approval of the Merger Agreement with La Jolla and Purchaser.
On the morning of June 24, 2020, Tetraphase delivered a notice of termination of the Melinta Merger Agreement to Melinta, and Tetraphase executed the Merger Agreement with La Jolla and Purchaser. Contemporaneously with the delivery of the notice of termination, Tetraphase paid the termination fee of $1,150,000 required under the Melinta Merger Agreement.
On June 29, 2020, La Jolla commenced the Offer pursuant to the Merger Agreement.

11.	Purpose of the Offer and Plans for Tetraphase; Summary of the Merger Agreement and Certain Other Agreements.
Purpose of the Offer. The purpose of the Offer and the Merger is for La Jolla and its affiliates, through Purchaser, to acquire control of, and the entire equity interest in, Tetraphase. Pursuant to the Merger, La Jolla will acquire all of the stock of Tetraphase not purchased pursuant to the Offer or otherwise.
Stockholders of Tetraphase who sell their Shares in the Offer will cease to have any equity interest in Tetraphase or any right to participate in its earnings and future growth.
Merger Without a Stockholder Vote. If the Offer is consummated, we do not anticipate seeking the approval of Tetraphase’s remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquiring corporation owns at least the amount of shares of each class of stock of the target corporation that would otherwise be required to adopt a merger agreement for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquiring corporation can effect a merger without the action of the other stockholders of the target corporation. Accordingly, if we consummate the Offer, we intend to effect the closing of the Merger (the “Closing”) without a vote of the stockholders of Tetraphase in accordance with Section 251(h) of the DGCL, upon the terms and subject to the satisfaction or waiver of the conditions to the Merger, as soon as practicable after the consummation of the Offer. Accordingly, we do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.
Plans for Tetraphase. At the Effective Time, the certificate of incorporation of Tetraphase will be amended and restated in its entirety pursuant to the terms of the Merger Agreement. As of the Effective Time, the bylaws of the Surviving Corporation will be amended and restated to conform to the bylaws of Purchaser as in effect immediately prior to the Effective Time, except that references to the name of Purchaser will be replaced by references to the name of the Surviving Corporation. Purchaser’s directors immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Surviving Corporation shall be the respective individuals who served as the officers of Tetraphase as of immediately prior to the Effective Time, in each case, until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. See “Summary of the Merger Agreement - Board of Directors and Officers” below.
As soon as practicable after the consummation of the Merger, La Jolla will integrate the business, operations and assets of Tetraphase with La Jolla’s existing business. The common stock of Tetraphase will be delisted and will no longer be quoted on Nasdaq.
Except as disclosed in this Offer to Purchase, La Jolla and Purchaser do not have any present plan or proposal that would result in the acquisition by any person of additional securities of Tetraphase, the disposition of securities of Tetraphase, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Tetraphase or the sale or transfer of a material amount of assets of Tetraphase.
Summary of the Merger Agreement and Certain Other Agreements.
Merger Agreement
The following summary of certain provisions of the Merger Agreement and all other provisions of the Merger Agreement discussed herein are qualified by reference to the Merger Agreement itself, which is incorporated herein by reference. The Merger Agreement was filed as Exhibit 2.1 to the Form 8-K that Tetraphase filed on June 24, 2020. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9 - “Certain Information Concerning La Jolla and Purchaser.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement.
The Merger Agreement has been filed with the SEC and incorporated by reference herein to provide investors and stockholders with information regarding the terms of the Offer and the Merger. It is not intended to provide any other factual information about La Jolla, Purchaser, TCP or Tetraphase. The representations, warranties and covenants contained in the Merger Agreement were made only as of specified dates for the purposes of such agreement, were (except as expressly set forth therein) solely for the benefit of the parties to such agreement and may be subject to qualifications and limitations agreed upon by such parties. In particular, in reviewing the representations, warranties and covenants contained in the Merger Agreement and any description thereof contained or incorporated by reference herein, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk among the parties, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures set forth in confidential disclosure schedules that were provided by Tetraphase to La Jolla and Purchaser but not filed with the SEC as part of the Merger Agreement. Investors and stockholders are not third-party beneficiaries under the Merger Agreement, except with respect to their right to receive the Offer Price following the Acceptance Time or to receive the Merger consideration. Accordingly, investors and stockholders should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures.
The Offer. The Merger Agreement provides that Purchaser will commence the Offer no later than June 29, 2020. Purchaser’s obligation to accept for payment and pay for Shares validly tendered in the Offer is subject only to the satisfaction of the Minimum Condition and the other Offer Conditions that are described in Section 13 - “Conditions of the Offer.” Subject to the satisfaction of the Minimum Condition and the other Offer Conditions that are described in Section 13 - “Conditions of the Offer,” the Merger Agreement provides that Purchaser will, and La Jolla will cause Purchaser to, immediately after the applicable Expiration Date, as it may be extended pursuant to the terms of the Merger Agreement, irrevocably accept for payment all Shares tendered and not validly withdrawn pursuant to the Offer and, as promptly as practicable after the Offer Acceptance Time (and in any event within the business day), deposit with the Depositary and Paying Agent all of the funds necessary to pay for all such Shares. The Offer will expire at one minute after 11:59 p.m., Eastern Time on July 27, 2020, unless we extend the Offer pursuant to the terms of the Merger Agreement.
Pursuant to the terms of the Merger Agreement, the Cash Amount is $2.00 in cash per Share (subject to adjustment as described in Section 11 - “Summary of the Merger Agreement and Certain Other Agreements”), without interest, and subject to deduction for Taxes.
Purchaser expressly reserves the right, in its sole discretion, to: (i) increase the Offer Price (by increasing the Cash Consideration (as defined in the Merger Agreement) and/or the amounts that may become payable pursuant to the CVR Agreement); (ii) add additional milestones solely with respect to the additional milestone payments to the CVR Agreement; (iii) waive any Offer Condition; or (iv) modify any of the other terms and conditions of the Offer that are not inconsistent with the terms of the Merger Agreement, except that Tetraphase’s consent is required for La Jolla or Purchaser to:
•	reduce the Offer Price;
•	increase the Offer Price by an increment of less than $0.05 per Share;
•	change the form of consideration payable in the Offer (other than increasing the Offer Price as expressly contemplated by the Merger Agreement);
•	reduce the number of Shares sought to be purchased in the Offer;
•	waive, amend or change the Minimum Condition or the condition requiring the Merger Agreement to have not been validly terminated in accordance with its terms;
•	add to the Offer Conditions;
•	extend the expiration of the Offer except as provided in the Merger Agreement;
•	provide any “subsequent offering period” (or extension thereof) within the meaning of Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); or

•
modify any Offer Condition or any term of the Offer set forth in the Merger Agreement in a manner adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the consummation of the Offer or prevent, materially delay or impair the ability of La Jolla or Purchaser to consummate the Offer, the Merger or the other Contemplated Transactions.

The Merger Agreement contains provisions to govern the circumstances under which Purchaser may, or is required to, and La Jolla is required to cause Purchaser to, extend the Offer. Specifically, the Merger Agreement provides that:
•
if, as of the then-scheduled Expiration Date, any Offer Condition is not satisfied (unless such condition is waivable by Purchaser or La Jolla and has been waived), Purchaser may, in its discretion (and without the consent of Tetraphase or any other person), extend the Offer for additional periods of up to ten (10) business days per extension, to permit such Offer Condition to be satisfied; and

•
if, as of the then-scheduled Expiration Date, any Offer Condition is not satisfied (unless such condition is waivable by Purchaser or La Jolla and has been waived), at the request of Tetraphase, Purchaser shall, and La Jolla shall cause Purchaser to, extend the Offer for additional periods specified by Tetraphase of up to ten (10) business days per extension (or such other period as the parties may agree), to permit such Offer Condition to be satisfied.

However, in no event shall La Jolla or Purchaser: (i) be required to extend the Offer beyond the earlier to occur of the valid termination of the Merger Agreement in accordance with its terms and the End Date (defined in the Merger Agreement as August 18, 2020) (such earlier occurrence, the “Extension Deadline”); or (ii) be permitted to extend the Offer beyond the Extension Deadline without Tetraphase’s prior written consent.
Upon any valid termination of the Merger Agreement, Purchaser has agreed that it will (and La Jolla will cause Purchaser to) immediately (and in any event within one business day), irrevocably and unconditionally terminate the Offer and Purchaser will not acquire any Shares pursuant to the Offer.
Conversion of Capital Stock at the Effective Time. Shares outstanding immediately prior to the Effective Time (other than Shares held by Tetraphase (or held in the treasury of Tetraphase) or Shares held by La Jolla, Purchaser or any other direct or indirect wholly owned subsidiary of La Jolla, which will be canceled and retired and cease to exist without consideration or payment; and Shares held by a holder who properly exercises and perfects appraisal rights in accordance with Section 262 of the DGCL with respect to such Shares) will be converted at the Effective Time into the right to receive $2.00 per Share, to the holder in cash (subject to adjustment as described in Section 11 - “Summary of the Merger Agreement and Certain Other Agreements”), plus one CVR per Share in each case, without interest, and subject to any withholding of taxes.
Each share of Purchaser’s common stock outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation.
Promptly after (and in any event no later than the business day of) the Acceptance Time, La Jolla will deposit, or will cause to be deposited, with Broadridge Corporate Issuer Solutions, Inc. (the “Depositary and Paying Agent”), cash sufficient to make the payment of the Shares subject to the Offer.
The consideration payable by the Purchaser may be adjusted to the effect that Tetraphase’s Net Cash (as defined in the Merger Agreement) is less than zero at or prior to the closing. If the Tetraphase Net Cash is less than zero at the closing of the Merger, the Cash Consideration (as defined in the Merger Agreement) shall be adjusted to the ratio determined as follows: (i) (a) $43.0 million, minus (b) the dollar amount by which the Tetraphase Net Cash is less than zero, minus (c) $21,401,672; divided by (ii) 10,794,652.
The Merger. The Merger Agreement provides that, following completion of the Offer and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Purchaser will be merged with and into Tetraphase, the separate existence of Purchaser will cease, and Tetraphase will continue as the Surviving Corporation in the Merger. The Merger will be effected under Section 251(h) of the DGCL. Accordingly, La Jolla, Purchaser and Tetraphase have agreed to take all necessary action to cause the Merger to become effective as soon as practicable following the consummation of the Offer without a vote of Tetraphase’s stockholders in accordance with Section 251(h) of the DGCL, upon the terms and subject to the satisfaction or waiver of the conditions to the Merger.

As of the Effective Time, the certificate of incorporation of Tetraphase will, by virtue of the Merger and without any further action, be amended and restated in its entirety as set forth on Exhibit B to the Merger Agreement and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation.
As of the Effective Time, the bylaws of the Surviving Corporation will be amended and restated to conform to the bylaws of Purchaser as in effect immediately prior to the Effective Time, except that references to the name of Purchaser will be replaced by references to the name of the Surviving Corporation.
Treatment of Equity Awards. Pursuant to the Merger Agreement, each option to purchase Shares (each, a “Tetraphase Option”) that is outstanding and unexercised, whether or not vested, will be cancelled at the Effective Time without any consideration payable therefor.
At the Effective Time, each then outstanding restricted stock unit with respect to Shares granted by Tetraphase pursuant to its equity plans (each, a “Tetraphase RSU”) and each outstanding performance-vested restricted stock unit with respect to Shares granted by Tetraphase pursuant to its equity plans (each, a “Tetraphase PRSU”) will vest in full and be cancelled, and the holder thereof shall be entitled to receive both: (i) a cash payment equal to the product of: (a) the Cash Amount; and (b) the total number of Shares subject to such Tetraphase RSU and Tetraphase PRSU; and (ii) one CVR for each Share subject to such Tetraphase RSU and Tetraphase PRSU (in each case without regard to vesting).
Tetraphase has terminated the Tetraphase 2014 Employee Stock Purchase Plan (the “ESPP”), and any payroll deductions accumulated through the date of such ESPP termination have been returned to the plan participants and with no Shares being purchased under the ESPP after the date thereof.
Employee Benefits Matters. Pursuant to the Merger Agreement, La Jolla has agreed that, for a period of six (6) months following the closing of the Merger, each employee of Tetraphase or an affiliate who remains actively employed following the closing of the Merger (each, a “Continuing Employee”) will be provided with: (i) base salary or wage rate, bonus opportunities and commission opportunities that are substantially comparable in the aggregate to those provided by Tetraphase immediately prior to the Effective Time; and (ii) severance benefits and similar benefits that are no less favorable than those provided by Tetraphase immediately prior to the date of the Merger Agreement.
La Jolla has also agreed that, subject to any commercially reasonable transition period and subject to any applicable plan provisions, contractual requirements or legal requirements, following the Effective Time, all Continuing Employees will be eligible to participate in La Jolla’s health and welfare benefit plans (to substantially the same extent as similarly situated employees of La Jolla). La Jolla will also provide each Continuing Employee with service credit under La Jolla’s employee benefit plan for service prior to the Effective Time with Tetraphase to the same extent that such service was recognized under a corresponding Tetraphase employee benefit plan prior to the Effective Time. To the extent permitted under applicable law, and subject to the concurrence of any third-party insurers, La Jolla will, following the Effective Time, use commercially reasonable efforts to: (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any La Jolla benefit plan that is a welfare benefit plan in which such Continuing Employees may be eligible to participate after the Effective Time, other than preexisting condition limitations, exclusions or waiting periods that are already in effect with respect to such Continuing Employees and that have not been satisfied or waived as of the Effective Time under any welfare benefit plan maintained for the Continuing Employees immediately prior to the Effective Time; and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any La Jolla benefit plan that is a welfare plan in which such Continuing Employees may be eligible to participate after the Effective Time.
Treatment of Outstanding Tetraphase Warrants. Mr. Boyd and Dr. Maher, directors of Tetraphase, are each affiliated with Armistice Capital LLC (“Armistice Capital”), which will receive consideration in exchange for the treatment of outstanding Tetraphase warrants. Under the Merger Agreement, the outstanding warrants of Tetraphase will be treated in accordance with their terms, except that pursuant to the Support Agreements and Exchange Agreement: (i) each outstanding common stock warrant issued by Tetraphase in November 2019 will be converted into the right to receive, at the closing of the Merger, $2.68 per share of Common Stock underlying the common stock warrants issued by Tetraphase in 2019; (ii) each outstanding common stock warrant issued by Tetraphase in January 2020 will be converted into the right to receive, at the closing of the Merger, $2.69 per share of Common Stock underlying the common stock warrants issued by Tetraphase in 2020; and (iii) each outstanding pre-funded warrant will be converted into the right to receive the product of: (a) in the case of pre-funded warrants issued by Tetraphase in November 2019, 99.50%, and in the case of pre-funded warrants issued by Tetraphase in January 2020, 99.95%; and (b) each element of the Offer Price, for each share of Tetraphase’s common stock underlying such warrant.
On June 24, 2020, concurrently with the execution of the Merger Agreement, La Jolla entered into a Support Agreement with Armistice Capital, the terms of which are described below under the heading “Support and Exchange Agreements.” Armistice Capital holds: (i) common stock warrants representing the right to purchase 5,463,827 shares of Tetraphase Common Stock; and (ii) pre-funded warrants representing the right to purchase 3,493,827 shares of Tetraphase Common Stock. Armistice Capital will receive: (x) $2.68 per Share underlying the 2,130,493 common stock warrants issued by Tetraphase to Armistice Capital in November 2019; (y) $2.69 per Share underlying the 3,333,334 common stock warrants issued by Tetraphase to Armistice Capital in January 2020; and (z) with respect to Armistice’s 3,493,827 pre-funded warrants, the product of: (a) in the case of the 1,430,493 pre-funded warrants of Armistice Capital issued by Tetraphase in November 2019, 99.50%, and in the case of the 2,063,334 pre-funded warrants of Armistice Capital issued by Tetraphase in January 2020, 99.95%; and (b) each element of the Offer Price, for each Share underlying such warrant.
Conditions to the Merger. The obligations of Tetraphase, La Jolla and Purchaser to complete the Merger are subject to the satisfaction or, to the extent permitted by applicable legal requirements, waiver as of the Closing by each of the parties of the following conditions:
(i)
there has not been issued by any governmental body of competent jurisdiction and remaining in effect any temporary restraining order, preliminary or permanent injunction or other order, decree or ruling restraining, enjoining, or otherwise preventing the consummation of the Merger, and no legal requirement has been enacted or deemed applicable to the Merger that makes illegal the consummation of the Merger; and

(ii)	Purchaser or La Jolla must have accepted for payment all Shares validly tendered pursuant to the Offer and not validly withdrawn.
No Solicitation of Acquisition Proposals. Except as described below, until the earlier of the Acceptance Time or the valid termination of the Merger Agreement pursuant to its terms:
(i)
Tetraphase has agreed to, and to cause its subsidiaries to, and to direct their representatives, as of the date of the Merger Agreement, to immediately cease any solicitation, discussions or negotiations with any persons that may be ongoing as of the date of the Merger Agreement with respect to an Acquisition Proposal (as defined below); and

(ii)
Tetraphase has agreed not to, and to cause its subsidiaries and their representatives not to, (a) directly or indirectly, solicit, initiate or knowingly facilitate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (b) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; or (c) adopt any resolution for the purpose of exempting any person (other than Parent and its Subsidiaries) from the restriction on “business combinations” or any similar provision contained in applicable Anti-Takeover Law or Tetraphase’s organizational or other governing documents.

Tetraphase agreed to and to cause the other Tetraphase Companies and direct its and their representatives to, promptly (but in no event later than within five (5) business days) following the date of the Merger Agreement, request the return from, or destruction by, all third parties of all non-public information previously furnished or made available to such parties by or on behalf of Tetraphase or its subsidiaries relating to any possible Acquisition Proposal within six months prior to the date of the Merger Agreement. On the date of the Merger Agreement, Tetraphase agreed to discontinue electronic or physical data room access granted to any such party.
Notwithstanding the above limitations, if after the date of the Merger Agreement and prior to the earlier of the Acceptance Time or the valid termination of the Merger Agreement pursuant to its terms, Tetraphase, its subsidiaries, or any of their representatives receives a bona fide written Acquisition Proposal from any person or group of persons on or after the date of the Merger Agreement (including renewals) that did not result from a material breach of the non-solicitation provisions of the Merger Agreement, and the Tetraphase Board determines in good faith after consultation with its financial advisors and outside legal counsel that such an Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Offer (as defined below) and that the failure to take the actions described below could be inconsistent with its fiduciary duties under applicable legal requirements, Tetraphase and its representatives may take the following actions:
(x)
furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) regarding Tetraphase and its subsidiaries to the person or groups of persons who have made such Acquisition Proposal (provided that Tetraphase will as promptly as practicable provide any such information to La Jolla to the extent access to such information was not previously provided to La Jolla or its representatives); and

(y)
engage in, continue or otherwise participate in discussions or negotiations (including the solicitation of revised Acquisition Proposals) (and waive such Person’s noncompliance with provisions of any “standstill” agreement to the extent (but only to the extent) necessary to permit such discussions) with the person or group of persons making such Acquisition Proposal.

Under the Merger Agreement “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that is executed, delivered and effective after the execution and delivery of the Merger Agreement that: (i) contains confidentiality provisions that are materially no less favorable to Tetraphase than those contained in the Confidentiality Agreement, effective May 8, 2020, between Tetraphase and La Jolla (the “Confidentiality Agreement”); and (ii) does not prohibit Tetraphase from providing any of the information described above to La Jolla.
Tetraphase is required to: (i) promptly (and in any event within one business day) notify La Jolla orally and in writing of the receipt by Tetraphase or its subsidiaries or any of their representatives of any Acquisition Proposal; (ii) provide to La Jolla the identity of the person making or submitting such Acquisition Proposal, a copy of any written Acquisition Proposal (and any other written material provided by such person with respect to such Acquisition Proposal to the extent setting forth a material clarification to the material terms and conditions thereof) from such Person and a summary of the material terms and conditions of any such Acquisition Proposal that is presented orally; and (iii) keep La Jolla reasonably informed of any material developments regarding such Acquisition Proposal on a reasonably prompt basis, including by providing La Jolla reasonably prompt (and in any event within one business day) notice of all material amendments or modifications and a copy of any final definitive agreement in respect of such Acquisition Proposal that Tetraphase would be prepared to execute subject to the terms and conditions of the Merger Agreement. Tetraphase has also agreed that it and its subsidiaries will not enter into any confidentiality agreement with any person subsequent to the date of the Merger Agreement which prohibits Tetraphase from providing any information to La Jolla as set forth above.
“Acquisition Proposal” means any proposal or offer (other than an offer or proposal by La Jolla or Purchaser) for any acquisition, sale, exchange, reorganization or recapitalization of more than 15% of the consolidated assets of Tetraphase and its subsidiaries or more than 15% of the voting securities of any class of Tetraphase.
“Superior Offer” means a bona fide written Acquisition Proposal that is not subject to any financing contingency, which the Tetraphase Board shall have determined (after consultation with its independent financial advisor and its outside legal counsel): (i) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects (including certainty of financing and certainty of closing) of the proposal, the person making the proposal and other aspects of the Acquisition Proposal that the Tetraphase Board deems relevant; and (ii) if consummated, would be more favorable to Tetraphase’s stockholders (in their capacity as such) and creditors than the Transactions; provided that for purposes of the definition of “Superior Offer”, the references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “80%.”
Nothing in the Merger Agreement will prohibit Tetraphase from: (i) taking and disclosing to Tetraphase’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (ii) making any disclosure to Tetraphase’s stockholders if, in the good faith judgment of the Tetraphase Board, after consultation with outside counsel, failure to so disclose would be reasonably likely to be inconsistent with its fiduciary duties under applicable legal requirements; or (iii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act. Any such disclosure or position will not be deemed to be a Company Adverse Change in Recommendation in and of itself and will not in and of itself require the giving of any Determination Notice (as defined below), and the Tetraphase Board will not effect a Tetraphase Adverse Change Recommendation (as defined below) except as set forth below.
Other than as expressly permitted under the Merger Agreement, Tetraphase has: (i) agreed that it will not, and it shall ensure that none of its subsidiaries will, release or permit the release of any person from, or amend, waive or permit the amendment or waiver of any provision of, any “standstill” or similar agreement or provision to which any of Tetraphase or its subsidiaries is or becomes a party or under which any of Tetraphase or its subsidiaries has or acquires any rights; and (ii) will use its reasonable best efforts to enforce or cause to be enforced each such agreement or provision.
Tetraphase has further agreed that in the event any Representative of Tetraphase or any of its subsidiaries acting on behalf of Tetraphase or any its subsidiaries takes any action that, if taken by Tetraphase, would constitute a breach of the provisions of the Merger Agreement described under this “No Solicitation” heading, Tetraphase will be deemed to be in breach of such provisions.
Tetraphase Board Recommendation. As described above, and subject to the provisions described below, the Tetraphase Board has determined to recommend that the stockholders of Tetraphase accept the Offer and tender their Shares to Purchaser in the Offer. The foregoing recommendation is referred to herein as the “Tetraphase Board Recommendation.” The Tetraphase Board also agreed to include the Tetraphase Board Recommendation with respect to the Offer in the Schedule 14D-9 and has permitted La Jolla to refer to such recommendation in this Offer to Purchase and documents related to the Offer.
Except as described below, prior to the Acceptance Time or the termination of the Merger Agreement pursuant to its terms, neither the Tetraphase Board nor any committee thereof may:
(i)
withhold, withdraw, qualify or modify in a manner adverse to La Jolla, or resolve to or publicly propose to withhold, withdraw, qualify, or modify in a manner adverse to La Jolla, the Tetraphase Board Recommendation;

(ii)	remove the Tetraphase Board Recommendation from or fail to include the Tetraphase Board Recommendation in the Schedule 14D-9; or
(iii)
approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Acquisition Proposal (any action described in the foregoing paragraphs (i) through (iii) is referred to as a “Tetraphase Adverse Change Recommendation”).

The Merger Agreement further provides that the Tetraphase Board will not adopt, approve, recommend, submit to stockholders or declare advisable, or propose to adopt, approve, recommend or submit to stockholders or declare advisable, or cause or allow Tetraphase or any of its subsidiaries to execute or enter into any contract, letter of intent (whether or not binding), term sheet, merger agreement, acquisition agreement, option agreement, agreement in principle or similar agreement providing for any Acquisition Proposal, or requiring Tetraphase to abandon, terminate, delay or fail to consummate the Transactions (other than an Acceptable Confidentiality Agreement).
Notwithstanding anything to the contrary in the Merger Agreement, at any time prior to the Acceptance Time or the termination of the Merger Agreement pursuant to its terms, if Tetraphase has received a bona fide written Acquisition Proposal (which Acquisition Proposal did not arise out of a material breach of the nonsolicitation provisions described herein) from any person that has not been withdrawn and after consultation with outside legal counsel and independent financial advisors, the Tetraphase Board determines in good faith that such Acquisition Proposal is a Superior Offer: (x) the Tetraphase Board may make a Company Adverse Change in Recommendation; and/or (y) Tetraphase may terminate the Merger Agreement to substantially concurrently therewith enter into a binding written definitive acquisition agreement providing for the consummation of the transaction constituting such Superior Offer and pay a termination fee of $2,040,000, in each case only if:

(i)
the Tetraphase Board determines in good faith, after consultation with Tetraphase’s outside legal counsel and independent financial advisors, that the failure to take such action could reasonably be expected to be inconsistent with the fiduciary duties of the Tetraphase Board to the Tetraphase stockholders under applicable legal requirements;

(ii)
Tetraphase shall have given La Jolla prior written notice of its intention to consider making a Company Adverse Change in Recommendation or terminate the Merger Agreement pursuant to its terms at least four business days prior to making any such Company Adverse Change in Recommendation or termination (which determination notice is referred to herein as a “Determination Notice”), which Determination notice will not in and of itself constitute a Company Adverse Change in Recommendation or a termination of the Merger Agreement; and

(iii)
(a) Tetraphase shall have made available to La Jolla the identity of the offeror, a summary of the material terms and conditions of the Acquisition Proposal and copies of all written materials and other documents required by the Merger Agreement; (b) Tetraphase shall have given La Jolla the four business days after the Determination Notice to propose revisions to the terms of the Merger Agreement or make other proposals and shall have made available its representatives to negotiate with La Jolla with respect to such proposed revisions or other proposal, if any (provided, that La Jolla may revise such offer or proposal in response to any revisions to a Superior Offer); (c) after considering any such revised proposal from La Jolla, including whether such proposal was a written, binding and irrevocable offer, and the results of any such negotiations and giving effect to the proposals made by La Jolla, if any, after consultation with outside legal counsel and its independent financial advisors, the Tetraphase Board shall have determined in good faith, that such Acquisition Proposal is a Superior Offer and that the failure to make Tetraphase Adverse Change in Recommendation and/or terminate the Merger Agreement pursuant to its terms could reasonably be expected to be inconsistent with the fiduciary duties of the Tetraphase Board to the Tetraphase stockholders under applicable legal requirements; and (d) if Tetraphase intends to terminate the Merger Agreement to enter into a binding written definitive acquisition agreement providing for the consummation of the transaction constituting such Superior Offer, Tetraphase: (i) has not materially breached the requirements of the nonsolicitation or Tetraphase recommendation provisions of the Merger Agreement described above; (ii) the Tetraphase Board shall have authorized Tetraphase to enter into a binding written definitive acquisition agreement providing for the consummation of the transaction constituting such Superior Offer; and (iii) substantially concurrently with such termination, Tetraphase pays a $2,040,000 termination fee.

The provisions of the Merger Agreement described above also apply to any material amendment (which includes any revision to the amount, form or mix of consideration the Tetraphase stockholders would receive) to any Acquisition Proposal and require a new Determination Notice, except that, in the case of material amendments to any Acquisition Proposal, the references to four business days above shall be deemed to be two business days.
Additionally, at any time prior to the Acceptance Time or the termination of the Merger Agreement pursuant to its terms, other than in connection with a Superior Offer, the Tetraphase Board may make a Company Adverse Change in Recommendation in response to a Change in Circumstance (as defined below), if and only if:
(i)
the Tetraphase Board determines in good faith, after consultation with Tetraphase’s outside legal counsel, that the failure to take such action could reasonably be expected to be inconsistent with the fiduciary duties of the Tetraphase Board to the Tetraphase stockholders under applicable legal requirements;

(ii)	Tetraphase shall be given La Jolla a Determination Notice at least four business days prior to making any such Company Adverse Change in Recommendation; and
(iii)
(a) Tetraphase shall have specified the Change in Circumstance in reasonable detail including a summary of the material facts and circumstances involved in such Change in Circumstance; (b) Tetraphase shall have given La Jolla the four business days after the Determination Notice to propose revisions to the terms of the Merger Agreement or make other proposals and shall have made available its representatives to negotiate with La Jolla with respect to such proposed revisions or other proposal, if any, such that the applicable Change in Circumstance would no longer necessitate a Company Adverse Change in Recommendation under the Merger Agreement; and (c) after considering any such proposal, including whether such proposal was a written, binding and irrevocable offer, and the results of such negotiations and giving effect to the proposals made by La Jolla, if any, after consultation with outside legal counsel and its independent financial advisors, the Tetraphase Board shall have determined, in good faith, that the failure to make Tetraphase Adverse Change in Recommendation could reasonably be expected to be inconsistent with the fiduciary duties of the Tetraphase Board to the Tetraphase stockholders under applicable legal requirements.
Such provisions also apply to any material change to the facts and circumstances relating to such Change in Circumstance and require a new Determination Notice, except that, in the case of material changes to any facts and circumstances relating to such Change in Circumstance, the references to four business days shall be deemed to be two business days.
“Change in Circumstance” means any material event, development or change in circumstances with respect to Tetraphase or its subsidiaries that:
(i)	was neither known to, nor was reasonably foreseeable by, the Tetraphase Board on or prior to the date of the Merger Agreement; and (ii) does not relate to an Acquisition Proposal.
Tetraphase has also agreed to ensure that any withdrawal or modification of Tetraphase Board Recommendation does not have the effect of causing any corporate takeover law of the State of Delaware or any other state to be applicable to the Merger Agreement or any of the Support Agreements, the Offer, the Merger or any of the other Contemplated Transactions.
Reasonable Best Efforts. Each of Tetraphase, La Jolla and Purchaser has agreed to use its respective reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Transactions, including the Offer. In particular, without limiting the generality of the foregoing, La Jolla, Purchaser and Tetraphase: (a) are required to make all filings (if any) and give all notices (if any) required to be made and given by such person in connection with the Merger and the other Contemplated Transactions; (b) are required to use reasonable best efforts to obtain each approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization), if any, required to be obtained (pursuant to any applicable legal requirement or contract, or otherwise) by such person in connection with the Merger or any of the other Transactions (except that in no event will La Jolla, Purchaser, Tetraphase or any of its subsidiaries be required to pay any monies or agree to any material undertaking in connection with the foregoing); and (c) shall use reasonable best efforts to lift any restraint, injunction or other legal bar to the Merger.
Termination. The Merger Agreement may be terminated prior to the Acceptance Time as follows:
(i)	by mutual written consent of La Jolla and Tetraphase;
(ii)
by either La Jolla or Tetraphase if a governmental body or court of competent jurisdiction has issued an order, injunction, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance of payment for Shares pursuant to the Offer or the Merger or making the consummation of the Offer or the Merger illegal, which order, decree, ruling or other action is final and nonappealable; provided that this termination right will not be available to any party whose material breach of the Merger Agreement has caused or resulted in such final and nonappealable order, injunction, decree, ruling or other action;

(iii)
by either La Jolla or Tetraphase, if the Purchaser has not accepted for purchase an Shares, or the Merger Agreement has terminated according to its terms, prior to midnight, Eastern Time on August 18, 2020 (the “End Date”); provided, that this termination right will not be available to any party whose willful and material breach of covenants in the Merger Agreement has caused or resulted in the Offer not being consummated by such date (such termination, an “End Date Termination”);

(iv)
by La Jolla prior to Purchaser’s acceptance of Shares for purchase if: (a) the Tetraphase Board has effected a Tetraphase Adverse Change Recommendation; (b) the Tetraphase board shall have adopted, approved, recommended, submitted to stockholders, declared advisable, executed or entered into (or resolved, determined or proposed to adopt, approve, recommend, submit to stockholders, declare advisable, execute or enter into) any alternative acquisition agreement (other than an Acceptable Confidentiality Agreement); (c) following the public disclosure of an Acquisition Proposal (other than a tender or exchange offer which is the subject of clause (v) below), the Tetraphase Board fails to publicly reaffirm the Tetraphase Board Recommendation within five Business Days after La Jolla so requests in writing (provided that La Jolla may only make such request on two occasions); (d) a tender offer or exchange offer for outstanding shares of Tetraphase common stock shall have been commenced (other than by La Jolla or its affiliates) and the Tetraphase Board shall have recommended that the stockholders of Tetraphase tender their shares in such tender or exchange offer or, within 10 Business Days after the commencement of such tender or exchange offer, the Tetraphase Board shall have failed to recommend against acceptance of such offer; (e) Tetraphase shall have materially breached its non-solicit obligations; or (f) other than in connection with an Acquisition Proposal, Tetraphase shall have failed to issue a press release that reaffirms the Tetraphase Board Recommendation within five business days after La Jolla so requests in writing (provided that La Jolla may only make such request on two occasions) (each of the foregoing “Triggering Event”); provided, that any such termination under this paragraph (iv) must occur within 10 business days of the applicable Triggering Event (such termination in this clause (iv), an “Adverse Recommendation Termination”);
(v)
by Tetraphase prior to Purchaser’s acceptance of Shares for purchase, in order to, substantially concurrent with such termination, enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Offer, which right may be exercised if, and only if Tetraphase has not materially breached its non-solicit obligations with respect to the no solicitation and company recommendation provisions under the Merger Agreement, the Tetraphase Board has authorized Tetraphase to enter into such agreement, and Tetraphase pays the applicable termination fee to La Jolla substantially concurrently with such termination (a “Superior Offer Termination”);

(vi)
by La Jolla (so long as neither La Jolla nor Purchaser is in material breach of any representation, warranty, covenant or obligation under the Merger Agreement) if: (a) Tetraphase’s representations or warranties related to its corporate organization, good standing, authority to enter the Merger Agreement, the Merger’s eligibility under Section 251(h) of the DGCL, or fees owed to any broker, finder or investment banker are not true in all material respects; or (b) Tetraphase has not complied with its covenants or obligations contained in the Merger Agreement in all material respects; provided, however, that for purposes of clauses “(a)” and “(b)” above, if an inaccuracy in any of Tetraphase’s representations and warranties or a breach of a covenant or obligation by Tetraphase is capable of being cured by the End Date, then La Jolla may not terminate the Merger Agreement on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that La Jolla gives Tetraphase notice of such inaccuracy or breach;

(vii)
by Tetraphase (so long as Tetraphase is not in material breach of any representation, warranty, covenant or obligation under the Merger Agreement), if La Jolla or Purchaser has breached any of their respective representations or warranties or has failed to perform any of their respective covenants or obligations, if such breach or failure would: (a) reasonably be expected to have a material and adverse effect on the ability of La Jolla and Purchaser to consummate the Transactions prior to the End Date (except for any effects resulting from acts of terrorism, war, weather conditions, viruses or pandemics); or (b) prevent, delay or impair La Jolla or Purchaser from consummating the Offer and the Merger, and such breach or failure could not be cured by La Jolla or Purchaser, as applicable, by the End Date, or if capable of being cured, is not cured within thirty (30) days after receiving written notice from Tetraphase of such breach or failure to perform; or

(viii)
by Tetraphase: (a) if the Purchaser shall have failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within three business days of the execution of the Merger Agreement; provided that Tetraphase is not then in material breach of its obligation to supply the information concerning Tetraphase required to be filed in connection with the Offer; or (b) if the Purchaser shall have failed to irrevocably accept for purchase all Shares validly tendered (and not validly withdrawn) within two (2) Business Days of the expiration of the Offer (as it may be extended in accordance with the terms of the Merger Agreement) and as of such expiration, all of the Offer Conditions have been satisfied or waived.

Termination Fee. Tetraphase has agreed to pay La Jolla a termination fee of $2,040,000 (the “Termination Fee”) if:
(i)	Tetraphase terminates the Merger Agreement pursuant to a Superior Offer Termination;
(ii)	La Jolla terminates the Merger Agreement pursuant to an Adverse Recommendation Termination; or
(iii)
La Jolla or Tetraphase terminates the Merger Agreement pursuant to clause (iii) or clause (iv) above or by La Jolla terminates the Merger Agreement pursuant to clause (vii) above and: (a) any person shall have publicly disclosed an Acquisition Proposal after the date of the Merger Agreement and prior to such termination (unless withdrawn prior to such termination); and (b) within 12 months of such termination Tetraphase shall have consummated an Acquisition Proposal or shall have entered into a definitive agreement with respect to any Acquisition Proposal that is thereafter consummated (provided that for purposes of this clause (b) the references to “15%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%”).

In the event La Jolla receives the Termination Fee, such receipt will be deemed to be liquidated damages for, and the sole and exclusive monetary remedy available to La Jolla and Purchaser in connection with, any and all losses or damages suffered or incurred by La Jolla, Purchaser, any of their respective affiliates or any other person in connection with the Merger Agreement (collectively, “La Jolla Related Parties”) (and the termination thereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of La Jolla, Purchaser or any of their respective affiliates will be entitled to bring or maintain any claim, action or proceeding against Tetraphase or any of its affiliates arising out of or in connection with the Merger Agreement, any of the Transactions or any matters forming the basis for such termination, provided that none of the foregoing under this bullet shall relieve Tetraphase for any liability for intentional common law fraud.
Effect of Termination. If the Merger Agreement is terminated pursuant to its terms, the Merger Agreement will be of no further force or effect and there will be no liability on the part of La Jolla, Purchaser or Tetraphase (or any of their respective former, current or future officers, directors, partners, stockholders, managers, members or affiliates) following any such termination, except that: (i) certain specified provisions of the Merger Agreement will survive, including those described in “Tetraphase Termination Fee” below; (ii) the Confidentiality Agreement will survive the termination of the Merger Agreement and remain in full force and effect in accordance with its terms; and (iii) termination will not relieve any party from liability for fraud or Tetraphase’s willful and material breach of its standstill agreements by declaring bankruptcy.
Conduct of Business Pending the Merger. Tetraphase has agreed that, from the date of the Merger Agreement until the earlier of the Acceptance Time and the termination of the Merger Agreement pursuant to its terms, except as expressly provided by the Merger Agreement, as consented to in writing by La Jolla (which consent may not be unreasonably withheld, conditioned or delayed) or as disclosed prior to execution of the Merger Agreement in Tetraphase’s confidential disclosure schedules, it will and will cause each of the Acquired Companies to use commercially reasonable efforts to: (i) conduct its business in the ordinary course consistent in all material respects with past practice; and (ii) preserve intact its material assets, properties, intellectual property rights, contracts, licenses and business organization and to preserve satisfactory business relationships with licensors, licensees, lessors, governmental bodies and others having material business dealings with the Acquired Companies. In addition, Tetraphase will not and will cause the other Acquired Companies not to, among other things and subject to specified exceptions (including specified ordinary course exceptions):
•	establish a record date for, declare, accrue, set aside, pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Shares);
•
sell, issue, grant, deliver, pledge, transfer, encumber or authorize the sale, issuance, grant, delivery, pledge, transfer or encumbrance of: (a) any capital stock, equity interest or other security; (b) any option, call, warrant, restricted securities, restricted stock unit or right to acquire any capital stock, voting securities, equity interest or other security; or (c) any instrument convertible into, exchangeable for or settled in any capital stock, voting securities, equity interest or other security (except that Tetraphase may issue Shares as required to be issued upon the exercise of Tetraphase Options);

•	amend or waive any of Tetraphase’s material rights under, or accelerate the payment or vesting of compensation or benefits under, any provision of any employee plan;

•	repurchase, redeem or otherwise reacquire any of the Shares, or any rights, warrants or options to acquire any of the Shares;
•	amend, terminate or grant any waiver under any standstill agreements (except as set forth in the Merger Agreement);
•	amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;
•	form any subsidiary, or acquire any equity interest in any other entity;
•
effect or become a party to, or adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or any share exchange, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

•
make any capital expenditure, except that Tetraphase may make or authorize any capital expenditures provided for in the budget made available to La Jolla prior to the date of the Merger Agreement or that, when added to all other capital expenditures made on behalf of all of the Acquired Companies since the date of the Merger Agreement but not provided for in Tetraphase’s budget made available to La Jolla, do not exceed $50,000 in the aggregate;

•
enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any material contract or amend, terminate, or waive any material right or remedy under, any material contract, other than termination thereof upon the expiration of any such contract in accordance with its terms or if permitted by the terms of such contract, upon a material breach thereof by the counterparty thereto;

•
acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets: (a) acquired, leased, licensed or disposed of by Tetraphase in the ordinary course of business consistent in all material respects with past practice; or (b) that are immaterial to the business of the Acquired Companies, taken as a whole);

•
make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances, except for certain permitted Encumbrances and Encumbrances that do not materially detract from the value of such assets or that do not materially impair the operations of any of the Acquired Companies (taken as a whole);

•
lend money to any person (other than intercompany indebtedness and routine travel and business expense advances made to directors or employees, in each case in the ordinary course of business), or, except in the ordinary course of business consistent in all material respects with past practice, incur or guarantee any indebtedness;

•
establish, adopt, enter into any new, amend, terminate or take any action to accelerate rights or payments under, or exercise discretion with respect to performance under, any Company Employee Plan or Company Employee Agreement (except entering into customary releases with departing employees in accordance with the personnel plan agreed by the parties prior to the date of the Merger Agreement), pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property), any other similar payment (including severance, change of control or termination payments) or remuneration payable to, any of its directors or any Company Associate (except that Tetraphase: (a) may amend Tetraphase Employee Plans to the extent required by applicable Legal Requirements or the Merger Agreement; and (b) may make payments and provide such benefits in accordance with Company Employee Agreements and Company Employee Plans existing on the date of the Merger Agreement);

•	hire any employee;
•	except as required by applicable legal requirements: (a) make any material change to any accounting method, principle or practice or accounting period used for tax purposes; (b) make, change or revoke any material election in respect of Taxes; (c) amend any material tax return, adopt or change any material accounting method in respect of taxes; (d) settle or compromise any material governmental proceeding with respect to taxes; (e) surrender any right or claim of a material refund of tax; (f) request any Tax ruling, enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of other applicable legal requirement); (g) enter into any tax-sharing or similar contract or arrangement; (h) consent to any extension or waiver of the limitation period applicable to any tax claim or assessment (other than in the ordinary course of an audit);
•
commence any legal proceeding, other than: (a) in the ordinary course of business consistent with past practice involving only claims for monetary damages of not more than $200,000 in the aggregate; (b) in such cases where Tetraphase reasonably determines in good faith that the failure to commence suit could result in a material impairment of a valuable aspect of its business; or (c) in connection with the Transactions or a breach of the Merger Agreement;

•
settle, release, waive or compromise any legal proceeding or other claim (or threatened legal proceeding or other claim), other than any settlement, release, waiver or compromise that results: (a) solely in monetary obligation involving payment by the Acquired Companies of the amount specifically reserved in accordance with GAAP with respect to such Legal Proceedings on Tetraphase Audited Balance Sheet; (b) solely in monetary obligations of not more than $50,000 in the aggregate; or (c) pursuant to the Merger Agreement;

•
enter into any contract covering any employee, or make any payment to any employee, that, considered individually or considered collectively with any other such contracts or payments, will, or would reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code in connection with the Contemplated Transactions;

•
recognize, or enter into, any collective bargaining agreement or any other contract or other agreement with any labor organization, except as otherwise required by applicable Legal Requirements and after advance notice to La Jolla; or

•	agree or commit to take any of the foregoing actions.
Access to Information. From the date of the Merger Agreement until the earlier of the Acceptance Time and the termination of the Merger Agreement pursuant to its terms, upon reasonable advance notice, Tetraphase will, and will cause the other Acquired Companies and the Acquired Companies’ Representatives to provide La Jolla and La Jolla’s officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors and other advisors and representatives (collectively, “Representatives”) reasonable access (including by electronic means) during Tetraphase’s normal business hours to the Acquired Companies’ Representatives, designated personnel and assets, and to all existing books, records, documents and information relating to the Acquired Companies, as La Jolla may reasonably request, and to promptly provide all reasonably requested information regarding the business of Tetraphase and its subsidiaries, in each case for any reasonable business purpose related to the consummation of the Transactions and subject to customary exceptions and limitations.
Security Holder Litigation. In the event that any litigation related to the Merger Agreement, the AcelRx Merger Agreement, the Melinta Merger Agreement, the Offer, the Merger or the other Transactions is brought or threatened by any person against Tetraphase and/or its directors or officers, Tetraphase is required to promptly notify La Jolla of such litigation and to keep La Jolla reasonably informed with respect to the status thereof. Tetraphase has agreed to give La Jolla the opportunity to participate in the defense of any such litigation and give due consideration to La Jolla’s comments and other advice with respect to such litigation. Tetraphase may not settle offer to settle, or enter into any negotiations or agreements with respect to the settlement or potential settlement of any such litigation without the prior written consent of La Jolla, which consent shall not be unreasonably conditioned, withheld or delayed. However, La Jolla shall not withhold its consent with respect to any litigation related to the Merger Agreement, the Offer, the Merger or the other Transactions if the settlement thereof involves: (i) payments that do not exceed $400,000 in total; (ii) no admission of wrongdoing or liability; (iii) no injunctive or similar relief; (iv) a complete and unconditional release from the named plaintiff(s) of all defendants in respect of all disclosure claims then pending relating to the Merger Agreement and the Transactions; (v) the withdrawal or dismissal of all claims and actions then pending relating to the Merger Agreement, the Offer, the Merger or the other Transactions; and (vi) no restrictions on Tetraphase’s ability to conduct its business following the closing.
Stock Exchange Delisting and Deregistration. Prior to the Effective Time, Tetraphase has agreed to cooperate with La Jolla and to use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable laws and rules and policies of the Nasdaq Global Select Market to enable delisting by Tetraphase of the Shares from the Nasdaq Global Select Market and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.
Section 16 Matters. Tetraphase and the Tetraphase Board have taken appropriate action to approve, for the purposes of Section 16(b) of the Exchange Act, the disposition and cancellation (or deemed disposition and cancellation) of Shares, Tetraphase RSUs, Tetraphase PRSUs and Tetraphase Options in the Merger by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.
State Takeover Laws. If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations (including Section 203 of the DGCL) (each, a “Takeover Law”) may become, or may purport to be, applicable to the Transactions, La Jolla and Tetraphase have agreed to use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated by the Merger Agreement and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.
Governance of the Surviving Corporation. As of the Effective Time: (i) the directors of the Surviving Corporation shall be the respective individuals who served as the directors of Purchaser as of immediately prior to the Effective Time; and (ii) the officers of the Surviving Corporation shall be the respective individuals who served as the officers of Tetraphase as of immediately prior to the Effective Time, in each case, until their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal. Each officer and director of Tetraphase and its subsidiaries immediately prior to the Effective Time will execute and deliver a letter effectuating his or her resignation.
Employee Benefit Matters. La Jolla has agreed that, for a period commencing at the Effective Time and ending on the six-month anniversary of the Closing Date, it will provide to employees of Tetraphase who remain actively employed by Tetraphase or an affiliate during such period (the “Continuing Employees”): (i) base salary or wage rate, bonus opportunities and commission opportunities that are, in each case, no less than those provided by Tetraphase immediately prior to the Effective Time; and (ii) severance benefits and similar benefits that are no less favorable than those provided by Tetraphase immediately prior to the date of the Merger Agreement.
For a period commencing at the Effective Time, La Jolla has also agreed that all Continuing Employees will be eligible to continue to participate in Tetraphase’s health and welfare benefit plans (to the same extent such Continuing Employees were eligible to participate in Tetraphase’s health and welfare benefit plans immediately prior to the Effective Time). La Jolla will also provide each Continuing Employee with service credit for all purposes under La Jolla’s employee benefit plan for service prior to the Effective Time with Tetraphase to the same extent that such service was recognized under a corresponding Tetraphase employee benefit plan prior to the Effective Time. To the extent permitted under applicable law, and subject to the concurrence of any third-party insurers, La Jolla will, with respect to any employee benefit plan maintained for the benefit of the Continuing Employees following the Effective Time use commercially reasonable efforts to: (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any La Jolla benefit plan that is a welfare benefit plan in which such Continuing Employees may be eligible to participate after the Effective Time, other than preexisting condition limitations, exclusions or waiting periods that are already in effect with respect to such Continuing Employees and that have not been satisfied or waived as of the Effective Time under any welfare benefit plan maintained for the Continuing Employees immediately prior to the Effective Time; and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any La Jolla benefit plan that is a welfare plan in which such Continuing Employees may be eligible to participate after the Effective Time.
To the extent requested by La Jolla at least five days prior to the Closing, Tetraphase will take all actions that may be necessary to terminate participation in its 401(k) plan at least one day prior to the Effective Time.
ESPP. Tetraphase will take all necessary actions under its 2014 Employee Stock Purchase Plan (the “ESPP”) to terminate the Tetraphase ESPP (including the six month offering period under the Tetraphase ESPP that commenced on November 15, 2019) in accordance with Section 18 of the Tetraphase ESPP with any payroll deductions accumulated through the date of such Company ESPP termination being returned to the plan participants and with no shares of Company Common Stock being purchased under the Tetraphase ESPP after June 4, 2020.
Representations and Warranties. This summary of the Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about TCP, La Jolla, Purchaser or Tetraphase, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Offer or the Merger. The Merger Agreement contains representations and warranties that are the product of negotiations among the parties thereto and made to, and solely for the benefit of, each other as of specified dates. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by confidential disclosure schedules delivered by Tetraphase to La Jolla in connection with the Merger Agreement. The representations and warranties were negotiated with the principal purpose of allocating risk among the parties to the agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.
In the Merger Agreement, Tetraphase has made representations and warranties to La Jolla and Purchaser with respect to, among other things:
•	corporate matters, such as due organization, organizational documents, good standing, qualification, power and authority;
•	capitalization;
•	SEC filings and financial statements;
•	disclosure controls and internal controls over financial reporting;
•	absence of certain changes since Tetraphase’s financial statements for the period ending December 31, 2019;
•	absence of a Material Adverse Effect (as defined below) from December 31, 2019 through the date of the Merger Agreement;
•	title to assets;
•	real property;
•	intellectual property;
•	material contracts;
•	absence of undisclosed liabilities;
•	compliance with legal requirements;
•	regulatory matters;
•	compliance with anti-corruption and anti-bribery laws;
•	permits and licenses;
•	tax matters;

•	employees and employee benefit plans, including the Employee Retirement Income Security Act of 1974, as amended, and certain related matters;
•	environmental matters;
•	insurance;
•	affiliate transactions;
•	absence of litigation;
•	government contracts;
•	authority relative to the Merger Agreement;
•	Delaware takeover statute;
•	required consents and approvals, and no violations of organizational documents, contracts or applicable law as a result of the Offer or Merger;
•	opinions of its financial advisor;
•	brokers’ fees and expenses;
•	accuracy of disclosures included or incorporated by reference in filings related to the Offer; and
•	non-reliance on certain communications with Parent and Purchaser.
Some of the representations and warranties in the Merger Agreement made by Tetraphase are qualified as to “materiality” or a “Company Material Adverse Effect.” For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any effect, change, claim, event or circumstance (collectively, “Effect”) that, considered together with all other Effects, is or would reasonably be expected to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on the business, financial condition or results of operations of the Acquired Companies taken as a whole. The definition of “Company Material Adverse Effect” excludes the following from constituting or being taken into account in determining whether there has been, or would reasonably be expected to be a Material Adverse Effect:
(i)
conditions generally affecting the industry in which any Tetraphase Company participates or the U.S. or global economy as a whole, to the extent that such conditions do not have a materially disproportionate impact on the Acquired Companies taken as a whole as compared to other industry participants;

(ii)
general conditions in the financial markets, and any changes therein, and any changes arising out of acts of terrorism, war, weather conditions, viruses or pandemics or other force majeure events, to the extent that such conditions do not have a materially disproportionate impact on the Acquired Companies, taken as a whole, as compared to other industry participants;

(iii)
changes in the trading price or trading volume of Tetraphase Common Stock, or the suspension of trading in or delisting of Tetraphase’s securities on the Nasdaq Global Select Market (it being understood, however, that except as otherwise provided in this sentence, any effect giving rise to or contributing to such changes in the trading price or trading volume of Tetraphase Common Stock may give rise to a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred or could or would occur);

(iv)	changes in GAAP (or any interpretations of GAAP) or Legal Requirements applicable to Tetraphase or any of its Subsidiaries;
(v)
the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (it being understood, however, that, except as otherwise provided in this sentence, any effect giving rise to or contributing to any such failure may give rise to a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred or could or would occur);

(vi)	any stockholder litigation or other claims arising from or relating to the AcelRx Merger Agreement,

the Melinta Merger Agreement or the respective transactions contemplated thereby, the Merger Agreement or the Contemplated Transactions and/or relating to a breach of the fiduciary duties of the Tetraphase Board to Tetraphase’s stockholders under applicable Legal Requirements;
(vii)
resulting or arising out of the execution, announcement or performance of the Merger Agreement or any of the Transactions, including the loss of employees, suppliers or customers (including customer orders or contracts), or resulting or arising out of the execution, announcement, performance or termination of the AcelRx Merger Agreement, the Melinta Merger Agreement or the respective transactions contemplated thereby; or

(viii)
the taking of any action expressly required to be taken pursuant to the Merger Agreement or the taking of any action requested by Parent to be taken pursuant to the terms of the Merger Agreement to the extent taken in accordance with such request.

In the Merger Agreement, La Jolla and Purchaser have made representations and warranties to Tetraphase with respect to:
•	corporate matters, such as due organization, good standing (with respect to jurisdictions that recognize such concept), power and authority;
•	authority relative to the Merger Agreement and the CVR Agreement;
•	ownership of securities of Tetraphase;
•	required consents and approvals, and no violations of laws, governance documents or agreements;
•	accuracy of information supplied for purposes of the Offer documents and the Schedule 14D-9;
•	independent investigation regarding Tetraphase;
•
non-reliance on any representations or warranties regarding the subject matter of the Merger Agreement, express or implied, except for Tetraphase’s representations and warranties under the Merger Agreement; and

•	the formation and activities of Purchaser.
Some of the representations and warranties in the Merger Agreement made by La Jolla and Purchaser are qualified as to “materiality” or a “Parent Material Adverse Effect.” For purposes of the Merger Agreement, a “Parent Material Adverse Effect” means any Effect that, considered together with all other Effects, is or would reasonably be expected to, materially and adversely affect the ability of La Jolla and Purchaser to consummate the transactions contemplated by the Merger Agreement prior to the End Date. The definition of “Parent Material Adverse Effect” excludes any changes arising out of acts of terrorism, war, weather conditions, viruses or pandemics or other force majeure events in determining whether there has been, or would reasonably be expected to be a Parent Material Adverse Effect.
None of the representations and warranties of the parties to the Merger Agreement contained in the Merger Agreement or in any schedule, instrument or other document delivered pursuant to the Merger Agreement will survive the Effective Time.
Specific Performance. The parties have agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties further agreed that the parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in the Chancery Court of the State of Delaware in addition to any other remedy to which they are entitled under the Merger Agreement. The right to specific performance includes the right of Tetraphase, on behalf of itself and any third party beneficiaries to the Merger Agreement, to cause La Jolla and Purchaser to cause the Offer, the Merger and the other Transactions to be consummated on the terms and conditions set forth in the Merger Agreement.
Notice of Certain Events. Tetraphase and La Jolla have agreed to promptly notify the other of: (i) any notice or communication received by such party from any governmental body in connection with the Transactions or from any person alleging that the consent of such person may be required in connection with the Transactions; (ii) any legal proceeding commenced or, to any party’s knowledge, threatened in writing, against such party or any of its subsidiaries or otherwise relating to, involving or affecting such party or any of its subsidiaries, in each case in connection with, arising from or otherwise relating to the Transactions, or affecting the business of such party or any of its subsidiaries; or (iii) any change, circumstance, condition, development, effect, event, occurrence or state of facts that has had or would reasonably be expected to have a Material Adverse Effect or Parent Material Adverse Effect, as applicable, or would reasonably be expected to make the satisfaction of any of the Offer Conditions impossible or unlikely.
Filings, Consents and Approvals. Each of Tetraphase, La Jolla and Purchaser has agreed to use reasonable best efforts to obtain from any governmental body all consents, approvals, authorizations or orders required to be obtained under antitrust laws or to avoid the entry or enactment of any injunction or other order or decree relating to any antitrust law that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions.
In addition, Tetraphase, La Jolla and Purchaser have also agreed, until the Acceptance Time or the termination of the Merger Agreement pursuant to its terms, to promptly notify the other parties of the making or commencement of any request, inquiry, investigation, action or legal proceeding brought by a governmental body or brought by a third party before any governmental body, keep the other parties reasonably informed as to the status of any such request, inquiry, investigation, action or legal proceeding, and promptly inform the other parties of, and wherever practicable give the other party reasonable advance notice of, and the opportunity to participate in, any communication in connection with any such request, inquiry, investigation, action or legal proceeding.
Directors’ and Officers’ Indemnification and Insurance. The Merger Agreement obligates La Jolla and the Surviving Corporation to honor all rights to indemnification, advancement of expenses, exculpation from liabilities and insurance rights in favor of the current and former directors and officers of each of the Acquired Companies, whom we refer to as “indemnitees,” with respect to acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time). Specifically, for a period of six years from and after the Effective Time (the “Indemnity Period”), La Jolla has agreed that all rights to indemnification, exculpation and advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) now existing in favor of indemnitees as provided in governing documents, indemnification agreements or other similar agreements of such Acquired Company with respect to all matters occurring prior to or at the Effective Time will continue in full force and effect in accordance with their respective terms and will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnified Person (as defined below), and La Jolla will cause the Acquired Companies to perform their obligations thereunder.
For the Indemnity Period, La Jolla and the Surviving Corporation have agreed to either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Acquired Companies or provide substitute policies for the Acquired Companies (and their current and former directors and officers who are currently covered by Acquired Companies’ existing policies), in either case of not less than the existing coverage and having other terms not less favorable to the insured persons than such insurance coverage currently maintained by the Acquired Companies; provided that neither La Jolla nor the Surviving Corporation will be required to pay with respect to such insurance policies an annual premium greater than 300% of the aggregate annual premium most recently paid by the Acquired Companies for such insurance (the “Maximum Amount”). In lieu of the foregoing, prior to the Acceptance Time, the Acquired Companies may purchase a “tail” directors’ and officers’ liability insurance policy for the Acquired Companies (and their current and former directors and officers who are currently covered by the Acquired Companies’ existing policies) to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the insurance coverage currently maintained by the Acquired Companies with respect to claims arising from facts or events that occurred at or before the Effective Time. In the event any future annual premiums for the existing insurance policy or tail policy exceed the Maximum Amount, the Surviving Corporation will be entitled to reduce the amount of coverage to the amount of coverage that can be obtained for a premium equal to 300% of such annual premiums.
In the event La Jolla or the Surviving Corporation or any of their respective successors or assigns: (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, La Jolla shall ensure that the successors and assigns of La Jolla or the Surviving Corporation, as the case may be, will assume the obligations described above.
Expenses. Except as otherwise provided in the Merger Agreement, all fees and expenses incurred by the parties in connection with the Merger Agreement and the Transactions will be paid by the party incurring such expenses, whether or not the Offer and Merger are consummated.
Offer Conditions. The Offer Conditions are described in Section 13 - “Conditions of the Offer.”
CVR Agreement
At or prior to the consummation of the Offer, La Jolla will enter into the CVR Agreement with a rights agent agreeable to each of La Jolla and Tetraphase, governing the terms of certain consideration payable thereunder. Each CVR represents the right to receive contingent payments of cash payable to the Rights Agent for the benefit of the holders of CVR, in each case without interest and less any applicable withholding taxes. The maximum number of CVRs that may be issued is calculated as the sum of: (i) each issued and outstanding Share; (ii) each outstanding Tetraphase RSU; (iii) each outstanding Tetraphase PRSU; and (iv) a percentage of each outstanding pre-funded warrant held by Armistice Capital (in the case of pre-funded warrants issued by Tetraphase in November 2019, 99.50%, and in the case of pre-funded warrants issued by Tetraphase in January 2020, 99.95% for each share of Tetraphase’s common stock underlying such warrant). It is currently anticipated that up to an aggregate of 10,794,652 CVRs will be issued. Such payments are conditioned upon achievement of certain “Net Sales” milestones of XERAVA in the U.S., as described below:
•	the first achievement of annual Net Sales of at least $20.0 million during the Calendar Year 2021 (“Milestone 1”);
•	the first achievement of annual Net Sales of at least $35.0 million during any Calendar Year ending on or prior to December 31, 2024 (“Milestone 2”); and
•
the first achievement of annual Net Sales of at least $55.0 million during any calendar year ending on or prior to December 31, 2024 (“Milestone 3,” and together with Milestone 1 and Milestone 2, the “Milestones”).

“Net Sales” means the gross amount invoiced by La Jolla, any of its affiliates (including the Surviving Corporation) or any of its Licensees (each, a “Selling Party”) to a third party for sales or distribution of XERAVA in the U.S., less the following deductions as calculated in accordance with GAAP consistently applied:
(i)	customary trade, cash and quantity discounts given to customers;
(ii)	rebates, credits and allowances given by reason of rejections returns, damaged or defective product or recalls;
(iii)	government-mandated rebates, credits and adjustments paid or deducted;
(iv)
customary price adjustments, allowances, credits, chargeback payments, discounts, rebates, free of charge concessions, fees and reimbursements granted or made to managed care organizations, group purchasing organizations or other buying groups, pharmacy benefit management companies, health maintenance organizations and any other providers of health insurance coverage, health care organizations or other health care institutions (including hospitals), health care administrators, patient assistance or other similar programs, or to federal state/provincial, local and other governments, including their agencies;

(v)	reasonable and customary freight, shipping, insurance and other transportation expenses, if borne by the applicable Selling Party without reimbursement from any third party;
(vi)
amounts written off as uncollectable debt; provided that the amount of any uncollectable debt deducted pursuant to this exception and actually collected in a subsequent Calendar Quarter shall be included in Net Sales for such subsequent Calendar Quarter; and

(vii)
sales, value-added, excise taxes, tariffs and duties, and other taxes and government charges directly related to the sale, delivery or use of XERAVA (but not including taxes assessed against the net income derived from such sale).

Furthermore, Net Sales shall not include use of or sale at or below the direct manufacturing cost of XERAVA by La Jolla, its affiliates (including the Surviving Corporation) and/or its sublicensees of XERAVA for non-clinical or clinical studies, patient-assistance programs or charitable donations. Resales or sales of XERAVA made in good faith between or among any Selling Party shall not be included in the calculation of Net Sales but the subsequent resale or sale to a non-affiliate third party (other than a Selling Party) shall be included in the computation of Net Sales. All Net Sales shall be computed in Dollars, and where any Net Sales are calculated in a currency other than Dollars, they shall be translated into Dollars in accordance with GAAP.
If Milestone 1 is achieved, Parent will pay an amount per CVR equal to the quotient of $2.5 million divided by the aggregate number of CVRs issued pursuant to the Merger Agreement and the CVR Agreement.
If Milestone 2 is achieved, Parent will pay an amount per CVR equal to the quotient of $4.5 million divided by the aggregate number of CVRs issued pursuant to the Merger Agreement and the CVR Agreement.
If Milestone 3 is achieved, Parent will pay an amount per CVR equal to the quotient of $9.0 million divided by the aggregate number of CVRs issued pursuant to the Merger Agreement and the CVR Agreement.
More than one milestone may be achieved in a given calendar quarter or calendar year, and each milestone may only be achieved once. Accordingly, the aggregate payments to holders of CVRs pursuant to the CVR Agreement will not exceed $16.0 million. There can be no assurance that any of the Milestones will be achieved. If a Milestone is not achieved in the applicable timeframe, the associated payment will not be payable to the holders of the CVRs. No interest will accrue or be payable in respect of any of the amounts that may become payable on the CVRs.
Additionally, commencing upon the closing of the Merger and continuing until the earlier of December 31, 2024 or the achievement of all milestones, La Jolla has agreed to, and has agreed to cause its affiliates and licensees to, use Commercially Reasonable Efforts (as defined in the CVR Agreement) to achieve the milestones. Without limiting the foregoing, La Jolla has further agreed that neither it nor any of its Affiliates shall act in bad faith for the purpose of avoiding achievement of any milestone or the payment of any milestone amount.
The terms of the CVRs described above reflect the parties’ agreement over the sharing of potential economic upside benefits from future net sales of XERAVA and do not reflect anticipated net sales of XERAVA. There can be no assurance that such levels of net sales will occur or that any or all of the payments in respect of the CVRs will be made.
If a milestone is not achieved during any of 2021, 2022, 2023 or 2024, then within 60 days after the end of such applicable year, La Jolla will deliver to the Rights Agent a milestone non-achievement certificate, which certifies that such milestone has not occurred, accompanied by a statement setting forth, in reasonable detail, a calculation of net sales of XERAVA for the applicable period. The Rights Agent will have 10 business days after receipt of a milestone non-achievement certificate to send each CVR holder a copy of the applicable milestone non-achievement certificate. Unless holders representing at least 40% of the outstanding CVRs send the Rights Agent a written objection to a milestone non-achievement certificate within 180 days of delivery by the Rights Agent of such milestone non-achievement certificate: (i) with respect to the first milestone; or (ii) with respect to 2024 and any of the second or third milestones, then, in each case, the holders of CVRs will be deemed to have accepted such milestone non-achievement certificate and La Jolla and its affiliates will have no further obligation with respect to the applicable milestone payment. Until December 31, 2025, holders representing at least 40% of the outstanding CVRs will have limited rights to request an audit by an independent accounting firm of La Jolla’s records in order to evaluate and verify La Jolla’s calculation of net sales of XERAVA under the CVR Agreement. If such independent accountant concludes that payment with respect to the achievement of a milestone should have been paid but was not paid when due, then La Jolla will be required to pay any such unpaid amount, plus interest.
The CVR Agreement provides that the holders of CVRs are intended third-party beneficiaries of the CVR Agreement.
The right to payments under the CVRs as evidenced by the CVR Agreement is a contractual right only and will not be transferable, except in the limited circumstances specified in the CVR Agreement, including: (i) upon death of a CVR holder by will or intestacy; (ii) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (iii) pursuant to a court order; (iv) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (v) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, as allowable by the Depository Trust Company; or (vi) to La Jolla in connection with an abandonment of the CVR or in connection with a negotiated transaction.
The foregoing description of the CVR Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of the CVR Agreement, which is filed as Exhibit (d)(4) of the Schedule TO.
Support and Exchange Agreements
Concurrently with the execution and delivery of the Merger Agreement, certain equityholders (including certain entities holding Shares on their behalf) of Tetraphase, and collectively beneficially owning approximately 20% of the outstanding voting power of Tetraphase (assuming no exercise of outstanding equity awards), (each a “Supporting Stockholder”) entered into a Support Agreement (together, the “Support Agreements”) with La Jolla and Purchaser, pursuant to which the Supporting Stockholder agreed, among other things, to validly and irrevocably tender or cause to be validly and irrevocable tendered in the Offer all of such Supporting Stockholder’s Shares pursuant to and in accordance with the terms of the Offer, which Shares represent in the aggregate approximately 20% of the outstanding voting power of Tetraphase as of June 24, 2020, and, subject to certain exceptions, not to transfer any of the Shares that are subject to the Support Agreements. Each Supporting Stockholder, except as noted in the immediately following sentence, agreed that it will, no later than ten (10) business days after the commencement of the Offer: (i) deliver a letter of transmittal with respect to all of such shares complying with the terms of the Offer, a certificate representing all such Shares are certified, and all other documents or instruments that La Jolla or Purchaser may reasonably require or request in order to effect the valid tender of such Supporting Stockholder; and (ii) instruct such Supporting Stockholder’s broker or such other person that is the holder of record of any shares beneficially owned by the Supporting Stockholder to tender such shares. La Jolla and Purchaser entered into a Support Agreement with one Supporting Stockholder pursuant to which such Supporting Stockholder: (i) has agreed to tender in the Offer all Shares held by or beneficially owned by such Supporting Stockholder to the extent such Supporting Stockholder beneficially owns such Shares as of the business day prior to the time of acceptance by Purchaser of the Shares validly tendered pursuant to the Offer and not validly withdrawn (the “Acceptance Time”); and (ii) is under no obligation to not transfer the subject securities.
In addition, each Supporting Stockholder agreed, except with respect to the Supporting Stockholder discussed in the immediately preceding sentence, if necessary, to vote such Supporting Stockholder’s Shares: (i) against any offer or proposal (other than a proposal by La Jolla or Purchaser) for any acquisition of more than 15% of the assets or voting securities of Tetraphase and against any other action, agreement or transaction involving Tetraphase that would reasonably be expected to cause Tetraphase to abandon, terminate or fail to consummate the Offer or the Merger; and (ii) against any liquidation, dissolution, extraordinary dividend or other significant corporate reorganization of Tetraphase.
Each Support Agreement will terminate automatically, without any notice or other action by any person, upon the first to occur of: (i) the termination of the Merger Agreement in accordance with its terms; (ii) the Effective Time; (iii) any amendment to the Merger Agreement that reduces the amount, or changes the form, of consideration payable to the applicable Supporting Stockholder or otherwise materially and adversely impacts such Supporting Stockholder; (iv) a Tetraphase Adverse Change in Recommendation (as defined above); or (v) the mutual written consent of La Jolla and such Supporting Stockholder.
In addition, Supporting Stockholders party to the Support Agreements that hold warrants to purchase Shares have agreed that: (i) each outstanding common stock warrant issued by Tetraphase in November 2019 will be converted into the right to receive, at the closing of the Merger, $2.68 per Share underlying the common stock warrants issued by Tetraphase in 2019; (ii) each outstanding common stock warrant issued by Tetraphase in January 2020 will be converted into the right to receive, at the closing of the Merger, $2.69 per Share underlying the common stock warrants issued by Tetraphase in 2020; and (iii) each outstanding pre-funded warrant will be converted into the right to receive the product of: (a) in the case of pre-funded warrants issued by Tetraphase in November 2019, 99.50%, and in the case of pre-funded warrants issued by Tetraphase in January 2020, 99.95%; and (b) each element of the Offer Price, for each Share underlying such warrant.

In addition, concurrently with the execution and delivery of the Merger Agreement, Tetraphase entered into an exchange agreement (the “Exchange Agreement”) with one warrantholder under which such warrantholder agreed to the treatment of warrants described above in this section. Such warrantholder agreed that it will not take any action that Tetraphase is prohibited from taking in respect of Tetraphase’s non-solicitation obligations in the Merger Agreement. Further, such warrantholder agreed not to commence or participate in any class action with respect to, any litigation related to the Merger Agreement or the Transactions, including the Offer and the Merger.
The Exchange Agreement will terminate automatically with respect to the warrantholder as of the earliest to occur of: (i) the termination of the Merger Agreement in accordance with its terms; (ii) the Effective Time; (iii) any amendment to the Merger Agreement that reduces the amount, or changes the form, of consideration payable to the applicable Supporting Stockholder or otherwise materially and adversely impacts such Supporting Stockholder; (iv) a Tetraphase Adverse Change in Recommendation (as defined above); or (v) the mutual written consent of La Jolla and such Supporting Stockholder.
The foregoing description of the Support Agreements and the Exchange Agreement do not purport to be complete and is qualified in its entirety by reference to the full text of the form of Support Agreement and the form of the Exchange Agreement, which are filed as Exhibit (d)(3) and (d)(6) of the Schedule TO, respectively.
Confidentiality Agreement
On May 8, 2020, La Jolla and Tetraphase entered into a confidentiality agreement (the “Confidentiality Agreement”), pursuant to which each party agreed, subject to certain exceptions, to keep confidential nonpublic information about the other party in connection with a possible negotiated transaction. On June 19, 2020, La Jolla confirmed in writing that notwithstanding any terms in the Confidentiality Agreement, Tetraphase was entitled to provide information to Melinta under Sections 4.4, 5.1(b) or 5.1(c) of the Melinta Merger Agreement and otherwise comply with its obligations under the Melinta Merger Agreement. La Jolla’s and Tetraphase’s obligations with respect to any particular item of confidential information under the Confidentiality Agreement survive termination or expiration of the Confidentiality Agreement and will expire five (5) years after the disclosure of such item of confidential information. The Confidentiality Agreement does not include a standstill provision. The Confidentiality Agreement includes a one-year employee non-solicitation provision.
This summary does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement, which is filed as Exhibit (d)(2) to the Schedule TO and is incorporated by reference herein.
Guarantee
In connection with the execution of the Merger Agreement, TCP provided a guarantee (the “Guarantee”) pursuant to which it guarantees the obligations of La Jolla and the Purchaser with respect to: (i) payment of the Cash Consideration (as defined in the Merger Agreement); and (ii) milestone payment obligations pursuant to the CVR Agreement (such obligations arising under the CVR Agreement, the “CVR Guaranteed Obligations”), whether or not existing or hereafter arising (collectively the “Guaranteed Obligations”).
TCP will be released from the CVR Guaranteed Obligations to the extent, and upon the occurrence of certain events, described below:
(i)
if there is a Change of Control (as defined in the CVR Agreement) of La Jolla, then TCP will be automatically released from its CVR Guaranteed Obligations at the closing of such Change of Control as long as the counterparty or counterparties to the Change of Control assume, and are capable of assuming, all of the CVR Guaranteed Obligations;

(ii)
If La Jolla’s market capitalization averages, over any 30 consecutive trading day period following the consummation of the Merger, more than $100,000,000, then TCP will be automatically released from the CVR Guaranteed Obligations as of the last day of such 30-day period; or

(iii)
if more than 20% of the outstanding voting equity of La Jolla is sold to one or more third parties in a transaction that is not a Change of Control, then TCP will be automatically released from the CVR Guaranteed Obligations to the extent that the counterparty or counterparties to the transaction assume, and are capable of assuming, the CVR Guaranteed Obligations.

The foregoing summary and description of the material terms of the Guarantee do not purport to be complete and are qualified in their entirety by reference to the full text of the Guarantee, which is filed as Exhibit (d)(5) of the Schedule TO and is incorporated herein by reference.
12.	Source and Amount of Funds.
The Offer is not conditioned upon La Jolla’s, Purchaser’s or TCP’s ability to finance the purchase of Shares pursuant to the Offer. La Jolla and Purchaser estimate that the total amount of funds required to consummate the Merger (including payments for warrants and other payments referred to in the Merger Agreement) pursuant to the Merger Agreement and to purchase all of the Shares pursuant to the Offer and the Merger Agreement will be approximately $43.0 million at or prior to the closing of the Offer. In addition, La Jolla and Purchaser estimate that they would need approximately an additional $16.0 million to pay the maximum aggregate amount that holders of the CVRs would be entitled to in the event that any of the Milestones are timely achieved. The funds to pay for all Shares and CVRs accepted for payment in the Offer and the consideration in connection with the Merger are expected to come from La Jolla’s available cash on hand. As of March 31, 2020, La Jolla had $77.2 million of cash and no debt. La Jolla and the Purchaser anticipate that La Jolla’s available cash will be sufficient to pay the Offer Price for all Shares tendered in the Offer, the consideration in connection with the Merger and all related fees and expenses. Further, in connection with the execution of the Merger Agreement, TCP provided a guarantee, pursuant to which it guarantees the payment obligations of La Jolla and the Purchaser under the Merger Agreement and the CVR Agreement, subject to the terms and conditions set forth in the Guarantee.
We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because: (i) the Offer is being made for all outstanding Shares solely for cash and CVRs; (ii) the Offer is not subject to any financing condition; (iii) if we consummate the Offer, we will acquire all remaining Shares for the same price in the Merger; and (iv) La Jolla, TCP and/or one or more of its affiliates has, and will arrange for us to have, sufficient funds to purchase all Shares validly tendered in the Offer, and not properly withdrawn, to acquire the remaining outstanding Shares in the Merger, and to make payments to holders of the CVRs on the terms set forth in this Offer to Purchase.
13.	Conditions of the Offer.
The obligation of Purchaser to accept for payment and pay for Shares validly tendered and not validly withdrawn pursuant to the Offer is subject only to the satisfaction of the conditions set forth in clauses (a) through (l) below. Notwithstanding any other provisions of the Offer or the Merger Agreement to the contrary and subject to any applicable rules and regulations of the SEC including Rule 14e-1(c) of the Exchange Act, Purchaser is not required to accept for payment or pay for, and may delay the acceptance for payment of, or the payment for, any tendered Shares, unless the conditions set forth below have been satisfied or waived in writing by La Jolla:
a.
there shall have been validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) beneficially owned by La Jolla and its affiliates, represent at least one Share more than 50% of the total number of Shares outstanding at the time prior to the expiration of the Offer; provided, however, that for purposes of determining whether this condition has been satisfied, the parties shall exclude Shares tendered in the Offer pursuant to Notice of Guaranteed Delivery that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the DGCL);

b.
there shall not have been issued by any governmental body of competent jurisdiction any judgment, temporary restraining order, preliminary or permanent injunction or other order, decree or ruling restraining, enjoining or otherwise preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger, nor shall any legal requirement have been promulgated, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body that prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger;

c.
since the date of the Merger Agreement, there has not occurred any change, circumstance, condition, development, effect, event, occurrence or state of facts which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect (as defined below);

d.	Tetraphase shall have complied with or performed, in all material respects, its obligations, covenants and agreements under the Merger Agreement it is required to comply with or perform;
e.
the representations and warranties of Tetraphase related to its corporate organization, good standing, authority to enter the Merger Agreement, the Merger’s eligibility under Section 251(h) of the DGCL, or fees owed to any broker, finder or investment banker shall be true in all material respects as if made on and as of the expiration of the Offer (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

f.
the representations of Tetraphase related to its capitalization set forth in the first sentence of Section 2.3(a), in Section 2.3(c) and Section 2.3(f) shall be accurate in all respects as of the expiration of the Offer as though made on and as of the expiration of the Offer, except to the extent the failures of such representations to be true and correct in all respects individually or in the aggregate would not reasonably be expected to result in an increase in the aggregate value of the consideration payable by Parent in connection with the Merger of more than $325,000 in the aggregate, as compared to what such aggregate amount would have been if such representations and warranties had been true and correct in all respects;

g.	Section 3.6(b) of the Merger Agreement shall be true and correct in all respects and as of the Offer Acceptance Time as if made at and as of the Offer Acceptance Time;
h.
the representations and warranties of Tetraphase set forth in the Merger Agreement (other than those referred to in clauses (e) through (g) above) shall be true and correct (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the expiration of the Offer as if made on and as of such time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties constitutes a Material Adverse Effect;

i.
La Jolla and Purchaser shall have received a certificate executed on behalf of Tetraphase by an executive officer confirming that the conditions set forth in paragraphs (d) through (h) above have been satisfied;

j.
As of the expiration of the offer, Tetraphase Net Cash (as determined in accordance with Section 1.14 of the Merger Agreement, and more fully explained in Section “Merger Agreement” above) is equal to or greater than zero;

k.	the Merger Agreement has not been terminated in accordance with its terms; and
l.
there shall not be pending any legal proceeding in which a governmental body is a party that: (i) seeks to restrain, prohibit, rescind or unwind the Offer or the Merger;(ii) seeks to prohibit or limit in any material respect La Jolla’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (iii) relates to the Offer or the Merger and that would reasonably be expected to materially and adversely affect the right or ability of La Jolla to own any of the material assets or materially limit the operation of the business of Tetraphase, taken as a whole; (iv) seeks to compel Tetraphase, La Jolla or any subsidiary of La Jolla to dispose of or hold separate any material assets or material business as a result of the Offer or the Merger; or (v) relates to the Offer or the Merger and seeks to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or criminal liability on La Jolla or Tetraphase.

The foregoing conditions are for the sole benefit of La Jolla and Purchaser, may be asserted by La Jolla or Purchaser regardless of the circumstances giving rise to any such conditions (including any action or inaction by La Jolla or Purchaser), and (except for the Minimum Condition) may be waived by La Jolla and Purchaser, in whole or in part, at any time and from time to time, in their sole and absolute discretion. The failure by La Jolla or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time prior to the expiration of the Offer (except for conditions relating to government regulatory approvals).

14.	Dividends and Distributions.
The Merger Agreement provides that Tetraphase will not, between the date of the Merger Agreement and the Acceptance Time, establish a record date for, declare, set aside or pay any dividends on or make other distribution in respect of any shares of its capital stock (including the Shares). See Section 11 - “Purpose of the Offer and Plans for Tetraphase; Summary of the Merger Agreement and Certain Other Agreements - Summary of the Merger Agreement - Conduct of Business Pending the Merger.”
15.	Certain Legal Matters; Regulatory Approvals.
General. Except as otherwise set forth in this Offer to Purchase, based on La Jolla’s and Purchaser’s review of publicly available filings by Tetraphase with the SEC and other information regarding Tetraphase, La Jolla and Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of Tetraphase and which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Purchaser or La Jolla pursuant to the Offer. In addition, except as set forth below, La Jolla and Purchaser are not aware of any filings, approvals or other actions by or with any governmental body or administrative or regulatory agency that would be required for La Jolla’s and Purchaser’s acquisition or ownership of the Shares. Should any such approval or other action be required, La Jolla and Purchaser have agreed to use reasonable best efforts to file, as soon as possible, such notices, reports, and other documents and to submit promptly any information reasonably requested by any governmental entity in connection therewith. The parties currently expect that such approval or action, except as described below under “State Takeover Laws,” would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Tetraphase’s or La Jolla’s business or that certain parts of Tetraphase’s or La Jolla’s business might not have to be disposed of or held separate. In such an event, we may not be required to purchase any Shares in the Offer. See Section 13 - “Conditions of the Offer.”
Antitrust. Based on a review of the information currently available relating to the businesses in which La Jolla and Tetraphase are engaged and the consideration to be paid for the Shares, La Jolla and Purchaser have determined that no mandatory antitrust premerger notification filing or waiting period under U.S. HSR Act is required, and therefore HSR clearance is not a condition to the consummation of the Offer or the Merger.
La Jolla has licensed the rights to commercialize its products outside the U.S. However, based on a review of the information currently available relating to the countries and business in which La Jolla is engaged, La Jolla and Purchaser believe that no mandatory antitrust premerger notification filing is required outside the U.S. and approval of any non-U.S. antitrust authority is not a condition to the consummation of the Offer or the Merger.
Based upon an examination of publicly available and other information relating to the businesses in which Tetraphase is engaged, La Jolla and Purchaser believe that the acquisition of Shares in the Offer (and the Merger) should not violate applicable antitrust laws. Nevertheless, La Jolla and Purchaser cannot be certain that a challenge to the Offer (and the Merger) on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 13 - “Conditions of the Offer.”
Stockholder Approval Not Required. Tetraphase has represented in the Merger Agreement that execution, delivery and performance of the Merger Agreement by Tetraphase and the consummation by Tetraphase of the Offer and the Merger have been duly and validly authorized by all necessary corporate action on the part of Tetraphase, and no other corporate proceedings on the part of Tetraphase are necessary to authorize the Merger Agreement or to consummate the Offer and the Merger. Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that: (i) the acquiring company consummates an offer for all of the outstanding stock of Tetraphase to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger; and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of Tetraphase to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger agreement. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that Tetraphase will not be required to submit the adoption of the Merger Agreement to a vote of its stockholders. For purposes of determining whether the Minimum Condition is met, holders of approximately

20% of the outstanding voting power of Tetraphase (assuming no exercise of outstanding equity awards) have entered into Support Agreements and have agreed, among other things, subject to certain exceptions, to tender their Shares. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Purchaser, La Jolla and Tetraphase will take all necessary and appropriate action to effect the Merger as promptly as practicable without a meeting of stockholders of Tetraphase in accordance with Section 251(h) the DGCL. See Section 11 - “Purpose of the Offer and Plans for Tetraphase; Summary of the Merger Agreement and Certain Other Agreements.”
State Takeover Laws. A number of states (including Delaware, where Tetraphase is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.
As a Delaware corporation, Tetraphase has not opted out of Section 203 of the DGCL. In general, Section 203 of the DGCL would prevent an “interested stockholder” (generally defined in Section 203 of the DGCL as a person beneficially owning 15% or more of a corporation’s voting stock) from engaging in a “business combination” (as defined in Section 203 of the DGCL) with a Delaware corporation for three years following the time such person became an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares of outstanding stock held by directors who are also officers and by employee stock plans that do not allow plan participants to determine confidentially whether to tender shares); or (iii) following the transaction in which such person became an interested stockholder, the business combination is: (a) approved by the board of directors of the corporation; and (b) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.
Tetraphase has represented to us in the Merger Agreement that its board of directors has taken all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are not, and will not be, applicable to the execution, delivery or performance of the Merger Agreement. Purchaser has not attempted to comply with any other state takeover statutes in connection with the Offer or the Merger. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, Merger, the Merger Agreement or the transactions contemplated thereby, and nothing in this Offer to Purchase or any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, Merger or the Merger Agreement, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 13 - “Conditions of the Offer.”
Appraisal Rights. No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Offer is successful and the Merger is consummated, stockholders of Tetraphase who: (i) did not tender their Shares in the Offer (or who had tendered but subsequently validly withdrawn such tender, and not otherwise waived their appraisal rights); (ii) otherwise comply with the applicable requirements and procedures of Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to demand appraisal of their Shares and receive in lieu of the consideration payable in the Offer a cash payment equal to the “fair value” of their Shares, as determined by the Delaware Court of Chancery, in accordance with Section 262 of the DGCL. If you choose to exercise your appraisal rights in connection with the Merger and you properly demand and perfect such rights in accordance with Section 262 of the DGCL, you may be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares.
The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached to the

Schedule 14D-9 as Annex II and is incorporated by reference therein. All references in Section 262 of the DGCL and in this summary to a “stockholder” or “holder of Shares” are to the record holder of Shares immediately prior to the Effective Time as to which appraisal rights are asserted. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or nominee, and who wishes to demand appraisal rights, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. Stockholders should carefully review the full text of Section 262 of the DGCL as well as the information discussed below. Stockholders should assume that Tetraphase will take no action to perfect any appraisal rights of any stockholder.
The “fair value” of the Shares as determined by the Delaware Court of Chancery could be based upon considerations other than, or in addition to, the price paid in the Offer and the Merger and the market value of such Shares. Stockholders should recognize that the value determined in an appraisal proceeding of the Delaware Court of Chancery could be higher or lower than, or the same as, the Offer Price and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, is not an opinion as to, and does not otherwise address, fair value under the DGCL. Moreover, Parent and Tetraphase may argue in an appraisal proceeding that, for purposes of such proceeding, the “fair value” of such Shares is less than the Offer Price.
Any stockholder who desires to exercise his, her or its appraisal rights should review carefully Section 262 of the DGCL and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights.
Under Section 262 of the DGCL, if a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger, or the surviving corporation within ten (10) days thereafter, must notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. THE SCHEDULE 14D-9 CONSTITUTES THE FORMAL NOTICE OF APPRAISAL RIGHTS UNDER SECTION 262 OF THE DGCL AND A COPY OF THE FULL TEXT OF SECTION 262 OF THE DGCL IS ATTACHED THERETO AS ANNEX II. FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR EXERCISING AND PERFECTING APPRAISAL RIGHTS WILL RESULT IN THE LOSS OF SUCH RIGHTS.
As more fully discussed in the Schedule 14D-9, Stockholders wishing to exercise the right to seek an appraisal of their Shares under Section 262 of the DGCL must, in addition to the other requirements set forth in Section 262 of the DGCL, do ALL of the following:
•
the stockholder must, within the later of the consummation of the Offer (which will occur at the date and time of the acceptance for payment of Shares pursuant to and subject to the conditions of the Offer) and twenty (20) days after the mailing of the Schedule 14D-9, deliver to Tetraphase at the address indicated below a written demand for appraisal of their Shares, which demand must reasonably inform Tetraphase of the identity of the stockholder and that the stockholder is demanding appraisal;

•	the stockholder must not tender his, her or its Shares pursuant to the Offer; and
•	the stockholder must continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time.
Any stockholder who sells Shares in the Offer will not be entitled to exercise appraisal rights with respect thereto but rather will receive the Offer Price, subject to the terms and conditions of the Merger Agreement, as well as the Offer to Purchase and related Letter of Transmittal, as applicable.
The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law which will be set forth in their entirety in the notice of merger. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law, including without limitation, Section 262 of the DGCL, a copy of which is included as Annex II to the Schedule 14D-9.

The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. Any stockholder who desires to exercise his, her or its appraisal rights should review carefully Section 262 of the DGCL and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights. The foregoing summary does not constitute any legal or other advice nor does it constitute a recommendation that Tetraphase stockholders exercise appraisal rights under Section 262 of the DGCL.
If you tender your Shares into the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.
“Going Private” Transactions. Rule 13e-3 under the Exchange Act is applicable to certain “going private” transactions and may under certain circumstances be applicable to the Merger. However, Rule 13e-3 will be inapplicable if: (i) the Shares are deregistered under the Exchange Act prior to the Merger or another business combination; or (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Neither La Jolla nor Purchaser believes that Rule 13e-3 will be applicable to the Merger.
Legal Proceedings Relating to the Tender Offer. None.
16.	Fees and Expenses.
La Jolla has retained the Depositary and Paying Agent and the Information Agent in connection with the Offer. The Depositary and Paying Agent and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses and indemnification against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.
As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.
Except as set forth above, neither La Jolla nor Purchaser will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.
17.	Miscellaneous.
The Offer is being made to all holders of the Shares. We are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, “blue sky” or other valid laws of such jurisdiction. If we become aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to a U.S. state statute, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.
La Jolla and Purchaser have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8 - “Certain Information Concerning Tetraphase” under “Available Information.”
The Offer does not constitute a solicitation of proxies for any meeting of Tetraphase’s stockholders. Any solicitation of proxies which Purchaser or any of its affiliates might seek would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.

No person has been authorized to give any information or make any representation on behalf of La Jolla or the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be an agent of Purchaser, the Depositary and Paying Agent or the Information Agent for the purpose of the Offer. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of La Jolla, Purchaser, Tetraphase or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.
La Jolla Pharmaceutical Company
TTP Merger Sub, Inc.
June 29, 2020

SCHEDULE A
INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND
THE EXECUTIVE OFFICERS OF PURCHASER, LA JOLLA AND TCP, AND THE
CONTROLLING PERSONS OF TCP.
1.	TTP Merger Sub, Inc.
The following table sets forth information about the directors and executive officers of TTP Merger Sub, Inc. as of June 29, 2020.
Name, Position Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Kevin Tang Chairman and Director Citizenship: United States
Mr. Tang has served as a director and Chairman of La Jolla since August 2014. He serves as President of Tang Capital Management, LLC, a life sciences focused investment company he founded in 2002. Mr. Tang has also served as the Chairman and Chief Executive Officer of Odonate Therapeutics, Inc. since the company’s inception in 2013. Since 2009, he has served as a director of Heron Therapeutics, Inc. and, since 2012, has served as Chairman. From 2009 through its acquisition by Endo Pharmaceuticals, Inc. in 2010, Mr. Tang served as a director of Penwest Pharmaceuticals Co. In 2006, he co-founded Ardea Biosciences, Inc. and served as a director from inception through its acquisition by AstraZeneca PLC in 2012. From 2001 to 2008, Mr. Tang was a director of Trimeris, Inc. From 1993 to 2001, he held various positions at Deutsche Banc Alex Brown, Inc., an investment banking firm, most recently serving as Managing Director and head of the firm’s Life Sciences research group. Mr. Tang received a B.S. degree from Duke University.

Craig Johnson Director Citizenship: United States
Mr. Johnson has served as a director of La Jolla since October 2013. He also serves as a director of Heron Therapeutics, Inc., Mirati Therapeutics, Inc. and Odonate Therapeutics, Inc. Mr. Johnson served as a director of GenomeDx Biosciences, Inc. from 2015 to 2018. He served as a director of Adamis Pharmaceuticals Corporation from 2011 to 2014 and as a director of Ardea Biosciences, Inc. from 2008 until its acquisition by AstraZeneca PLC in 2012. From 2011 to 2012, Mr. Johnson served as Chief Financial Officer of PURE Bioscience, Inc., and, from 2010 to 2011, he served as Senior Vice President and Chief Financial Officer of NovaDel Pharma Inc. From 2004 through its acquisition by Raptor Pharmaceuticals Corp. in 2009, Mr. Johnson served as Vice President and Chief Financial Officer of TorreyPines Therapeutics, Inc., and, from 2009 to 2010, as Vice President of a wholly owned subsidiary of Raptor Pharmaceuticals Corp. From 1994 to 2004, he held various positions at MitoKor, Inc., most recently serving as Chief Financial Officer and Senior Vice President of Operations. Mr. Johnson practiced as a Certified Public Accountant with Price Waterhouse, and he received a B.B.A. degree in accounting from the University of Michigan-Dearborn.

Michael Hearne Chief Financial Officer and Secretary Citizenship: United States
Mr. Hearne has served as La Jolla’s Chief Financial Officer since June 2020. Since 2015, he has served as Chief Financial Officer of Tang Capital Management, LLC, a life sciences-focused investment company. Since 2015, Mr. Hearne has also held various positions at Odonate Therapeutics, Inc., most recently serving as Chief Financial Officer since 2018. From 2014 to 2015, he served as a Partner at Weaver & Tidwell, LLP. Mr. Hearne started his career in public accounting at Coopers & Lybrand. Mr. Hearne received a B.S. degree in accounting and a masters of accountancy, taxation from Brigham Young University and is a Certified Public Accountant (inactive) in the state of California.

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The common business address and telephone number for all the directors and executive officers of Purchaser is as follows: c/o La Jolla Pharmaceutical Company, 4550 Towne Centre Court, San Diego, California 92121, Tel: (858) 207-4264.
2.	La Jolla Pharmaceutical Company
The following table sets forth information about the directors and executive officers of La Jolla Pharmaceutical Company as of June 29, 2020.
Name, Position Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Kevin Tang Chairman and Director Citizenship: United States
Mr. Tang has served as a director and Chairman of La Jolla since August 2014. He serves as President of Tang Capital Management, LLC, a life sciences focused investment company he founded in 2002. Mr. Tang has also served as the Chairman and Chief Executive Officer of Odonate Therapeutics, Inc. since the company’s inception in 2013. Since 2009, he has served as a director of Heron Therapeutics, Inc. and, since 2012, has served as Chairman. From 2009 through its acquisition by Endo Pharmaceuticals, Inc. in 2010, Mr. Tang served as a director of Penwest Pharmaceuticals Co. In 2006, he co-founded Ardea Biosciences, Inc. and served as a director from inception through its acquisition by AstraZeneca PLC in 2012. From 2001 to 2008, Mr. Tang was a director of Trimeris, Inc. From 1993 to 2001, he held various positions at Deutsche Banc Alex Brown, Inc., an investment banking firm, most recently serving as Managing Director and head of the firm’s Life Sciences research group. Mr. Tang received a B.S. degree from Duke University.

Craig Johnson Director Citizenship: United States
Mr. Johnson has served as a director of La Jolla since October 2013. He also serves as a director of Heron Therapeutics, Inc., Mirati Therapeutics, Inc. and Odonate Therapeutics, Inc. Mr. Johnson served as a director of GenomeDx Biosciences, Inc. from 2015 to 2018. He served as a director of Adamis Pharmaceuticals Corporation from 2011 to 2014 and as a director of Ardea Biosciences, Inc. from 2008 until its acquisition by AstraZeneca PLC in 2012. From 2011 to 2012, Mr. Johnson served as Chief Financial Officer of PURE Bioscience, Inc., and, from 2010 to 2011, he served as Senior Vice President and Chief Financial Officer of NovaDel Pharma Inc. From 2004 through its acquisition by Raptor Pharmaceuticals Corp. in 2009, Mr. Johnson served as Vice President and Chief Financial Officer of TorreyPines Therapeutics, Inc., and, from 2009 to 2010, as Vice President of a wholly owned subsidiary of Raptor Pharmaceuticals Corp. From 1994 to 2004, he held various positions at MitoKor, Inc., most recently serving as Chief Financial Officer and Senior Vice President of Operations. Mr. Johnson practiced as a Certified Public Accountant with Price Waterhouse, and he received a B.B.A. degree in accounting from the University of Michigan-Dearborn.

Laura Johnson Director Citizenship: United States
Ms. Johnson has served as a director of La Jolla since October 2013. She is the President and Chief Executive Officer of Next Generation Clinical Research Consulting, Inc., a contract research organization servicing the pharmaceutical industry that she founded in 1999. Additionally, Ms. Johnson is the President and Chief Executive Officer of Eufaeria Biosciences, Inc., a biotechnology company that she founded in 2016. Since 2018, she has served as a director of Odonate Therapeutics, Inc. Ms. Johnson is also a founder and director of SB Bancorp, Inc. and Settlers Bank, Inc. Ms. Johnson received a nursing degree from the University of the State of New York-Albany.

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Name, Position Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
David Ramsay Director Citizenship: United States
Mr. Ramsay has served as a director of La Jolla since September 2019. Since 2011, he has served as a director of Savara, Inc. In 2018, Mr. Ramsay served as Senior Vice President and Chief Financial Officer of Bonti, Inc. From 2003 to 2015, he held various positions at Halozyme Therapeutics, Inc., most recently serving as Chief Financial Officer. From 2000 to 2003, Mr. Ramsay served as Vice President, Chief Financial Officer of Lathian Systems, Inc. From 1998 to 2000, he served as Vice President, Treasurer and Director, Corporate Finance at Valeant Pharmaceuticals International, Inc. (formerly ICN Pharmaceuticals, Inc.). Mr. Ramsay began his career at Deloitte & Touche LLP. Mr. Ramsay received a B.S. in business administration from the University of California, Berkeley, an MBA in finance and strategic management from the Wharton School of the University of Pennsylvania and is a Certified Public Accountant (inactive) in the state of California.

Robert Rosen Director Citizenship: United States
Robert Rosen has served as a director of La Jolla since July 2014. Since 2017, he has served as a director of Odonate Therapeutics, Inc. From 2013 to 2019, Mr. Rosen served as President and as a director of Heron Therapeutics, Inc., and, from 2012 to 2013, served as Senior Vice President and Chief Commercial Officer of Heron Therapeutics, Inc. From 2014 to 2015, he served as a director of Conkwest, Inc. (now NantKwest, Inc.). In 2012, Mr. Rosen served as Managing Partner of Scotia Nordic LLC, a life sciences advisory firm. From 2011 to 2012, he served as Senior Vice President of Global Commercial Operations at Dendreon Corporation. From 2005 to 2011, Mr. Rosen served as Global Head of Oncology at Bayer HealthCare Pharmaceuticals. From 2002 to 2005, he was Vice President of the Oncology Business Unit at Sanofi-Synthèlabo Inc. Mr. Rosen received a B.S. degree in pharmacy from Northeastern University.

Lakhmir Chawla, M.D. Chief Medical Officer Citizenship: United States
Dr. Chawla has served as the Chief Medical Officer of La Jolla since July 2015. From 2014 to 2015, he served as Chief of the Division of Intensive Care Medicine at the Washington D.C. Veterans Affairs Medical Center. From 2002 to 2014, Dr. Chawla was on faculty at the George Washington University and achieved the rank of Professor of Medicine. Dr. Chawla received a B.A. degree in medical science from Boston University and an M.D. degree from Rutgers New Jersey Medical School.

Michael Hearne Chief Financial Officer and Secretary Citizenship: United States
Mr. Hearne has served as La Jolla’s Chief Financial Officer since June 2020. Since 2015, he has served as Chief Financial Officer of Tang Capital Management, LLC, a life sciences-focused investment company. Since 2015, Mr. Hearne has also held various positions at Odonate Therapeutics, Inc., most recently serving as Chief Financial Officer since 2018. From 2014 to 2015, he served as a Partner at Weaver & Tidwell, LLP. Mr. Hearne started his career in public accounting at Coopers & Lybrand. Mr. Hearne received a B.S. degree in accounting and a masters of accountancy, taxation from Brigham Young University and is a Certified Public Accountant (inactive) in the state of California.

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Name, Position Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Darryl Wellinghoff Chief Commercial Officer Citizenship: United States
Mr. Wellinghoff has served as the Chief Commercial Officer of La Jolla since March 2019. From 2016 to 2018, he served as the Executive Vice President at Mainstreet Health. From 2001 to 2016, Mr. Wellinghoff held various positions at The Medicines Company, most recently serving as Senior Vice President of Americas Commercial. From 1997 to 2001, he held various commercial positions at Bristol-Myers Squibb. Mr. Wellinghoff received a B.A. degree in English from Florida State University.

The common business address and telephone number for all the directors and executive officers of La Jolla is as follows: c/o La Jolla Pharmaceutical Company, 4550 Towne Centre Court, San Diego, California 92121, Tel: (858) 207-4264.
3.	Tang Capital Partners, L.P.
Tang Capital Partners, LP is a Delaware limited partnership. Tang Capital Management LLC (“TCM”) is a Delaware limited liability company that serves as the general partner of TCP. Kevin Tang is the manager of TCM.
The following table sets forth information about the manager of TCM as of June 29, 2020.
Name, Position Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Kevin Tang Manager, TCM Citizenship: United States
Mr. Tang has served as a director and Chairman of La Jolla since August 2014. He serves as President of Tang Capital Management, LLC, a life sciences focused investment company he founded in 2002. Mr. Tang has also served as the Chairman and Chief Executive Officer of Odonate Therapeutics, Inc. since the company’s inception in 2013. Since 2009, he has served as a director of Heron Therapeutics, Inc. and, since 2012, has served as Chairman. From 2009 through its acquisition by Endo Pharmaceuticals, Inc. in 2010, Mr. Tang served as a director of Penwest Pharmaceuticals Co. In 2006, he co-founded Ardea Biosciences, Inc. and served as a director from inception through its acquisition by AstraZeneca PLC in 2012. From 2001 to 2008, Mr. Tang was a director of Trimeris, Inc. From 1993 to 2001, he held various positions at Deutsche Banc Alex Brown, Inc., an investment banking firm, most recently serving as Managing Director and head of the firm’s Life Sciences research group. Mr. Tang received a B.S. degree from Duke University.

The common business address and telephone number for TCP, TCM and Mr. Tang is as follows: c/o Tang Capital Management, LLC, 4747 Executive Drive, Suite 510, San Diego, CA 92121 Tel. (858) 200-3830.
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